    As filed with the Securities and Exchange Commission on February 2, 2005
                              Registration No. 333-121586

--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                               COMTECH GROUP, INC.
             (Exact name of registrant as specified in its charter)

                                      3669
                          (Primary standard industrial
                           classification code number)


            MARYLAND                                           52-0466460
(State or other jurisdiction of                             (I.R.S. employer
 incorporation or organization)                           identification number)

                     ROOM 10001, TOWER C, SKYWORTH BUILDING
                            HIGH-TECH INDUSTRIAL PARK
                           NANSHAN, SHENZHEN 5180, PRC
                              011-86-755-267-43210
                     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          -----------------------------

                                  JEFFREY KANG
                             CHIEF EXECUTIVE OFFICER
                     ROOM 10001, TOWER C, SKYWORTH BUILDING
                            HIGH-TECH INDUSTRIAL PARK
                           NANSHAN, SHENZHEN 5180, PRC
                              011-86-755-267-43210


 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          -----------------------------

                                   COPIES TO:

                              MITCHELL S. NUSSBAUM
                                  FRAN STOLLER
                                 LOEB & LOEB LLP
                                 345 PARK AVENUE
                            NEW YORK, NEW YORK 10154
                                 (212) 407-4000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                          -----------------------------

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------

                                                                          PROPOSED
                                                                           MAXIMUM        PROPOSED MAXIMUM
                                                     AMOUNT TO BE      OFFERING PRICE    AGGREGATE OFFERING         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED    REGISTERED          PER SHARE           PRICE(1)         REGISTRATION FEE (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share               6,040,417(3)          $5.00           $30,202,085            $3,554.79(4)
Common Stock, $0.01 par value per share,
  to be issued upon exercise of warrants                 325,000            $3.00            $  975,000            $  114.75
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(c) solely for the purpose of determining the registration fee. The price shown is the average of the high and low bid price of the common stock on December 20, 2004 as reported by the Over the Counter Bulletin Board.
(2) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933.
(3)  Includes shares issuable upon exercise of options and warrants.
(4)  Of this amount, $3,554.79 has been paid to date.

                          -----------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

                  SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2005

                                6,365,417 SHARES

                               COMTECH GROUP, INC.

                                  COMMON STOCK

                             ----------------------

         This prospectus relates to the resale of up to 6,365,417 shares of our Common Stock being offered by the selling stockholders. Of the shares covered by this prospectus, 5,000,000 shares have been issued, 1,250,417 shares are issuable upon the exercise of outstanding warrants and 115,000 shares are issuable upon the exercise of outstanding stock options. We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders. Assuming that all of the warrants held by selling stockholders are exercised for cash, we will realize proceeds of approximately $3,531,000. Assuming that all of the stock options held by selling stockholders are exercised for cash, we will realize proceeds of approximately $345,000.

                             ----------------------

         Our Common Stock is listed on the Nasdaq National Market under the symbol "COGO". On February __, 2005, the closing price of our Common Stock was $____.

                             ----------------------

         THE SELLING STOCKHOLDERS, AND INTERMEDIARIES THROUGH WHOM SUCH SECURITIES ARE SOLD, MAY BE DEEMED UNDERWRITERS WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), WITH RESPECT TO THE SECURITIES OFFERED, AND ANY PROFITS REALIZED OR COMMISSIONS RECEIVED MAY BE DEEMED UNDERWRITING COMPENSATION. WE HAVE AGREED TO INDEMNIFY CERTAIN OF THE SELLING STOCKHOLDERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                The date of this prospectus is February __, 2005

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS.

         WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, YOU SHOULD NOT RELY UPON SUCH INFORMATION OR REPRESENTATIONS AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

         INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS.

                             ----------------------

                                TABLE OF CONTENTS

                                                                           Page
SUMMARY......................................................................5
RISK FACTORS.................................................................9
FORWARD-LOOKING STATEMENTS...................................................15
USE OF PROCEEDS..............................................................17
DIVIDEND POLICY..............................................................17
CAPITALIZATION...............................................................17
PRICE RANGE OF COMMON STOCK..................................................18
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA...........................19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS..........................................21
BUSINESS.....................................................................32
MANAGEMENT...................................................................40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................47
PRINCIPAL STOCKHOLDERS.......................................................48
DESCRIPTION OF SECURITIES....................................................50
SHARES ELIGIBLE FOR FUTURE SALE..............................................50
WHERE YOU CAN FIND MORE INFORMATION..........................................55
LEGAL MATTERS................................................................55
EXPERTS......................................................................55
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................................F-1
INDEX TO UNAUDITED CONDENSED FINANCIAL STATEMENTS...........................Q-1



                             ----------------------

                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. REFERENCES IN THIS PROSPECTUS TO "COMTECH," "THE COMPANY," "WE," "US" AND "OUR" REFER TO COMTECH GROUP, INC. AND ITS SUBSIDIARIES.

         THE INFORMATION CONTAINED IN THIS PROSPECTUS GIVES RETROACTIVE EFFECT TO A 1-FOR-2 REVERSE STOCK SPLIT EFFECTED ON JANUARY 14, 2005.


                                  OUR BUSINESS

OVERVIEW

         Comtech is a leading module design solutions provider in China focused on the mobile handset and telecom equipment industries. Our team of engineers works with leading manufacturers of mobile handset and telecom equipment to design solutions that meet their need to provide state of the art products to their customers. Our design solutions for mobile device products include LCD modules, camera modules, persistent storage modules, input/output modules, sound system and power supply modules. In the telecom equipment industry we currently target optical solutions, data communication solutions, PSTN switching and wireless base stations.

         Since we began operations in 1995, we have evolved from a distribution company to a customized design solution provider. Our client base has grown to serve over 200 companies representing most of the large manufacturers in the mobile handset and telecom equipment industries in China. Our largest customer in the mobile handset market is TCL Mobile Communication (HK) Company Ltd., or TCL, one of China's largest domestic mobile handset manufacturers. Our top two revenue producing customers from the telecom equipment industry have been Zhongxing International (Hong Kong) Trading Co. Ltd. (ZTE) and Huawei Technology Investment Co. Ltd., or Huawei, which are China's two largest telecom equipment vendors.

         We currently offer our clients over 500 design solutions and product lines integrating components from many leading suppliers. Our engineers work with our customers' product development team to understand their needs for each specific function module. Based on a customer's specific requirements, our engineers provide a proposed customized module design solution. A module design solution incorporates several components. If the customer accepts our design, the customer agrees to purchase from us key specific components outlined in our module design. We purchase the specific components from our suppliers.

         We do not charge our customers an independent design fee. Instead, we generate revenue through the sale of the specific components that are incorporated in our module design. The price mark-up between the purchase price and the selling price of such components compensate our design, technical support and distribution services.

         Our business model has proven to be profitable and sustainable during our nine year operating history. We have had significant growth in both net revenues and profits since 1995. In 2003, we had over $43 million in net revenues and $3.4 million in net income, which amounts to an increase of approximately 72% and 209%, respectively, from $25 million in net revenue and $1.1 million in profit in 2002. For the nine month period ended September 30, 2004, our net revenues and net income were $56.2 million and $5.3 million, respectively, compared to the nine month period ended September, 2003, during which our net revenues and net income were $29.8 million and $2.8 million, respectively.

SHARE EXCHANGE

         On July 22, 2004, we acquired all of the outstanding capital stock of Comtech Group, a Cayman Islands company ("Comtech Cayman"), in exchange for the issuance of 40,502,150 shares of our Common Stock to the shareholders of Comtech Cayman. We then changed our name from Trident Rowan Group, Inc. ("Trident") to Comtech Group, Inc. The share exchange was accounted for as a reverse acquisition, whereby Comtech was deemed to be the accounting acquirer and Trident the legal acquirer. Accordingly, (i) the historical financial statements of Trident for periods prior to the date of the transaction are no longer presented; (ii) the historical financial statements presented herein for periods prior to the share exchange date are those of Comtech Cayman, as the accounting acquirer; and (iii) the number of shares has been restated retrospectively to reflect the share exchange ratio as at the date of the transaction in a manner similar to a stock split.


         As of September 30, 2004, the ownership structure of the Company as a result of the share exchange transaction is as follows:

                                                  Comtech Group Inc.
                                              (formerly known as Trident                            OAM S.P.A.
                                                  Rowan Group Inc.)        - - - - - - - - - -          (a)
                                                                                                (established in Italy)
                                                (established in Maryland)                     (non operating subsidiary)
                                                            |
                                                            |
                                                            |
                                                     Comtech Group

                                              (established on April 26, 2002
                                                  in the Cayman Islands)
                                                            |
                                                            |
                               - - - - - - - - - - - - - -  | - - - - - - - - - - - - - - - - -
                               |                                                               |
                 Comtech (China) Holding Limited                             Comtech (Hong Kong) Holding Limited
                         ("Comtech China")                                           ("Comtech Holding")

                   (established on May 27, 2002                           (established on May 27, 2002 in the BVI)
              in the British Virgin Islands ("BVI"))                                         |
                              |                                                              |
                              |                                                              |
               - - - - - - - -|- - - - - - - - - - - - - - - - - - - -                       |
              |                         |                             |                      |
      Shenzhen Comtech        Comtech Communication         Comtech Software        Comtech Interrnational
   International Limited      Technology (Shenzhen)       Technology (Shenzhen)        (Hong Kong) Limited
   ("Shenzhen Comtech")         Company Limited                 Co. Ltd.            ("Comtech Hong Kong")
                                   ("Comtech              ("Comtech Software")
                                Communication")

      (established on             (established on           (established on           (established on
 July 4, 1996 in the PRC)   July 23, 2002 in the PRC)   18 March 2004 in the PRC)       July 14, 2000
           |                                                                            in Hong Kong)
           |
           |
    Shanghai E & T
    System Co. Ltd.

  ("Shanghai E & T")
          (a)
(established on January
  18, 2004 in the PRC)

(a) The Company owns 98.6% of the shares in OAM S.P.A. and 60% of the shares in Shanghai E & T.

CORPORATE INFORMATION

         Trident was incorporated in 1917 as a Maryland corporation. Our principal executive offices are located at Room 1001, Tower C, Skyworth Building, High-Tech Industrial Park, Nanshan, Shenzhen, PRC. Our telephone number at that location is 86-755-26743210. We have numerous branch offices located throughout China, including Beijing, Shanghai, Qingdao, Wuhan and Hong Kong. Our website is WWW.COMTECH.COM.CN.

         Please note that in this prospectus, all references to "Renminbi" and "RMB" are to the legal currency of China and all references to "dollars," "USD," "$" and "US$" are to the legal currency of the United States. The consolidated financial statements are reported in Renminbi, the Company's functional currency, because all of the Company's material operating entities are based in and operated entirely within the People's Republic of China. The translation of RMB amounts into U.S. dollar amounts contained in this prospectus is included solely for the convenience of the readers of the financial statements and has been calculated at the rate of US$1 to RMB 8.2773, the approximate exchange rate at September 30, 2004. Such translations should not be construed as representations that the RMB amounts could be converted into US$ at that rate or any other rate.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The following table shows summary consolidated financial information and other data for our business. You should read this information in conjunction with:

         o the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations,"

         o our consolidated financial statements and related notes beginning on page F-1 of this prospectus, and

         o our unaudited condensed consolidation financial statements and related notes beginning on page Q-1 of this prospectus.

         The consolidated statement of operations data for the years ended December 31, 2003, 2002 and 2001 and the consolidated balance sheet data presented below as of December 31, 2003, 2002 and 2001, are derived from our audited consolidated financial statements and related notes thereto which have been included elsewhere in this prospectus. These audited consolidated financial statements and the related notes thereto have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, and have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm.

         The consolidated statement of operations data for the nine months ended September 30, 2004 and 2003, and the consolidated balance sheet as of September 30, 2004, are derived from our unaudited condensed consolidated financial statements and related notes thereto which have been included elsewhere in this prospectus. These unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP. We have prepared the unaudited consolidated financial statements on the same basis as the audited consolidated financial statements, and have included in our opinion, all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results for any prior or interim period are not necessarily indicative of results to be expected for a full fiscal year or for any future period.


CONSOLIDATED STATEMENT OF OPERATIONS DATA:

(In thousands, except share and per share amounts)

                                      Nine months ended September 30,                    Year ended December 31,
                                ----------------------------------------  ------------------------------------------------------
                                     2004          2004          2003           2003         2003         2002           2001
                                     ----          ----          ----           ----         ----         ----           ----
                                      USD           RMB           RMB            USD          RMB         RMB            RMB
                                      ---           ---           ---            ---          ---         ---            ---
Net revenue                          56,174       464,970       246,324        43,227       357,805       207,607       171,721
Cost of revenue                     (47,742)     (395,171)     (210,290)      (37,082)     (306,939)     (190,265)     (159,244)
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

Gross profit                          8,432        69,799        36,034         6,145        50,866        17,342        12,477
Selling, R&D, general and
administrative expenses              (2,402)      (19,886)      (11,836)       (2,457)      (20,341)       (7,461)       (7,911)
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

Income from operations                6,030        49,913        24,198         3,688        30,525         9,881         4,566

Interest expenses                      (202)       (1,669)         (500)          (97)         (801)           --            (9)
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

Interest income                          19           159            34             6            54           157           175
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

Income before income tax              5,847        48,403        23,732         3,597        29,778        10,038         4,732
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

Income tax                             (217)       (1,799)         (964)         (156)       (1,295)         (820)         (825)

Net income before minority
interest                              5,630        46,604        22,768         3,441        28,483         9,218         3,907
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

Minority interest                      (369)       (3,055)           --            --            --            --            --
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

Net income                            5,261        43,549        22,768         3,441        28,483         9,218         3,907
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

Basic and diluted earnings per
share                                  0.25          2.10          1.12          0.17          1.41          0.46          0.19
                                ============  ============  ============  ============  ============  ============  ============

Dividends declared per share             --            --            --          0.25          2.04            --            --
                                ============  ============  ============  ============  ============  ============  ============

Weighted average number of
shares outstanding

Basic                            20,753,626    20,753,626    20,251,075    20,251,075    20,251,075    20,251,075    20,251,075
                                ============  ============  ============  ============  ============  ============  ============

Diluted                          20,833,218    20,833,218    20,251,075    20,251,075    20,251,075    20,251,075    20,251,075
                                ============  ============  ============  ============  ============  ============  ============


CONSOLIDATED BALANCE SHEET DATA:
                              As of September 30,                            As of December 31,
                              -------------------                            ------------------
                              2004         2004                  2003         2003         2002       2001
                              ----         ----                  ----         ----         ----       ----
                              USD          RMB                    USD          RMB         RMB         RMB
                              ---          ---                    ---          ---         ---         ---
Cash                          2,142      17,727                  3,707         30,683      12,194     30,066

Accounts receivable, net
of allowance for
doubtful accounts            18,248     151,043                 11,146         92,259      67,597     45,048

Property, plant and
equipment                       384       3,180                    358          2,961       2,371      2,446

Total assets                 28,851     238,809                 19,354        160,200      97,072     80,724

Total current liabilities    17,846     147,719                 17,222        142,546      66,514     59,467

Total liabilities            18,465     152,845                 17,222        142,546      66,514     59,467

Total shareholders'
equity                       10,386      85,964                  2,132         17,654      30,558     21,257


                                  RISK FACTORS

         An investment in our Common Stock involves a high degree of risk. You should carefully read and consider the risks described below before deciding to invest in our Common Stock. If any of the following risks actually occur, our business, financial condition, results of operation or cash flows could be materially harmed. In any such case, the trading price of our Common Stock could decline, and you could lose all or part of your investment. When determining whether to buy our Common Stock, you should also refer to the other information in this prospectus, including our consolidated financial statements and the related notes.

                          RISKS RELATED TO OUR BUSINESS

         OUR REVENUES MAY VARY FROM QUARTER TO QUARTER DUE TO FLUCTUATING DEMAND FOR OUR PRODUCTS. We derive revenues through the sale of products to our customers. Fluctuating demand for our products by our customers may result from a variety of factors, including, but not limited to, the cancellation of large orders, price concessions on high volume orders, competitive pressures, technical synchronization between us and our clients, time required for research and development and changing design requirements resulting from rapid technology shifts. If customer demand for our products is not consistent, our revenues would be adversely affected.

         WE MAY NOT HAVE SUFFICIENT WORKING CAPITAL TO PAY OUR ACCOUNTS PAYABLE WHEN DUE. We experience a lag between the time we incur operating expenses in connection with a project and the collection of accounts receivable from customers in connection with that project. For this reason, among others, we may experience periods during which our working capital is not sufficient to fund our operations. If we do not have sufficient working capital to timely pay our suppliers, they may reduce the quantity of product they supply or no longer sell products to us, which would have a material adverse effect on our operations and net revenues.

         IF OUR CUSTOMERS DO NOT ACCEPT OUR PROPOSED DESIGNS, OUR REVENUE WILL BE ADVERSELY AFFECTED. We dedicate personnel, management and financial resources to research and development and technical support in developing new design solutions or establishing a new market channel for our customers. In the telecom equipment industry, the time frame for most research and development projects ranges from several months to as long as one to two years. Approximately 50% of our proposed design solutions are accepted by our customers. If our customers do not accept our proposed design solutions, we will fail to capitalize on the invested resources, time and effort that we expended on a project and our revenue would be adversely affected.

         WE DO NOT HAVE EXCLUSIVE AGREEMENTS WITH OUR CLIENTS AND IF THEY CHOOSE NOT TO ENGAGE OUR SERVICES ON A CONSISTENT BASIS, OR AT ALL, OUR REVENUES WOULD BE ADVERSELY AFFECTED. Customer loyalty, trust and established relationships are key factors in doing business in our industry. Although it is industry practice that upon acceptance of our module design our clients will purchase from us the specific components incorporated in the module design, we do not have agreements with our customers requiring them to purchase from us. If a client chooses our design solution proposal for a new project, the client is only obligated to purchase our products for that project. We cannot guarantee that clients will not contract with our competitors to purchase products that we have previously custom designed for them. Furthermore, we can not assure you that clients will not begin to purchase components directly from our suppliers instead of through us. The loss of consistent business from our clients and the transition away from us in favor of direct purchases from our suppliers, would have a negative impact on our ability to sell our design solution services and would result in a substantial loss of revenues for us.

         LOSS OF CERTAIN KEY CLIENTS MAY ADVERSELY IMPACT OUR REVENUES. We generate the majority of our revenues from certain key clients. In 2003, our top ten clients represented 64% of revenues and our top four clients represented nearly 48% percent of total revenues. During the nine months ended September 30, 2004, our top ten clients generated 62% of our revenues. Should we lose or receive reduced orders from any of our large customers, we would have a substantial loss in revenues.

         RELIANCE ON OUR SUPPLIERS FOR PRODUCT MAKES US VULNERABLE TO THE LOSS OF ONE OR MORE KEY SUPPLIERS. If our suppliers do not continue to sell products to us, clients who have engaged us because of the brand-name associated with our product may no longer seek our services. Furthermore, if our suppliers do not expand their product line to keep up with new technologies, they may be surpassed by new suppliers entering the market. In either event, we would have to seek alternative suppliers. There is no guarantee that alternative suppliers will sell their products to us or that our clients will want to purchase those products. If we lose our supplier base, we would be unable to continue to operate our business. In addition, we rely on our suppliers to maintain sufficient inventory of the components we need for our module designs. If our suppliers have a shortage of components needed for a customer's project, we may not meet our customer's scheduled shipment deadline. If we fail to timely deliver our products our business relationships with our customers may be harmed and they may no longer seek our services.

         THE UNAUTHORIZED USE OF OUR PROPRIETARY DESIGN SOLUTIONS COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR REVENUES. Although we have in-house design engineering teams to design our component solutions, we provide our suppliers with our custom specifications to manufacture the components. Our design solutions are proprietary, however, we do not have patent protection for our solutions and we do not have non-disclosure or confidentiality agreements with suppliers to keep our design specifications confidential. Although we have good relationships with our suppliers, we face the risk that they will use our specifications in components to be sold to competitors, or that they will attempt to circumvent us and sell these components directly to our clients. The unauthorized use by our suppliers of our design specifications would result in a substantial loss of revenues for us.

         AN INABILITY TO RESPOND QUICKLY AND EFFECTIVELY TO NEW TRENDS WOULD ADVERSELY IMPACT OUR COMPETITIVE POSITION. Our failure to maintain the superiority of our technological capabilities or to respond effectively to technological changes could adversely affect our ability to retain existing clients and secure new clients. We will need to constantly seek out new products and develop new solutions to maintain in our portfolio. If we are unable to keep current with new trends, our competitors' technologies or products may render us noncompetitive and our products obsolete.

         THE INDUSTRIES IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE AND FRAGMENTED. We expect competition to persist and intensify in the future. For each project, we partner with our supplier to compete with other key enabling component suppliers. For example, we partner with JDS Uniphase to compete against Intel for optical module designs. Currently many of our customers and suppliers do not focus on module level design. If our customers or suppliers decide to devote time and resources to in-house component design, the demand for our products may decline. In addition, our customers may change their procurement strategy or decide to rely on us primarily for component delivery, and not for integration or design work. The loss of clients for our design solutions services would have a material adverse effect on our business, financial condition and results of operations.

         Also, some traditional distributors have been enhancing their designing capabilities. Competitive pressures from current or future competitors could cause our services and products to lose market acceptance or require us to significantly reduce the price of our services to keep and attract clients.

         OUR SUCCESS IS HIGHLY DEPENDENT UPON THE CONTINUING SERVICE OF OUR OFFICERS, MANAGEMENT TEAM AND OTHER PERSONNEL. Competition in our industry for executive-level personnel is strong, and recruiting, training, and keeping qualified key personnel with both technical and market expertise are important factors in our ongoing success and survival. Should key employees leave, we may lose both an important internal asset and revenues from customer projects tied to those employees.

         OUR OPERATIONS COULD BE CURTAILED IF WE ARE UNABLE TO OBTAIN REQUIRED ADDITIONAL FINANCING. We currently have an available bank line, and we also have cash available in our bank account from our predecessor company, Trident Rowan Group, Inc. However, in the future, we may need to raise additional funds through public or private financing, which may include the sale of equity securities. The issuance of these equity securities could result in dilution to our stockholders. If we are unable to raise capital when needed, our business strategy will be affected, which could severely limit our ability to generate revenue. Moreover, failure to obtain such additional funds on a timely basis could result in lost business opportunities.

         IF OUR ITALIAN SUBSIDIARY, OAM S.P.A., IS NOT SUCCESSFUL IN ITS PENDING LITIGATION IN ITALY, WE MAY SUFFER LOSSES.

         As a result of its former operations, our Italian subsidiary, OAM S.p.A, is currently a party to ongoing legal proceedings in Italy. In connection with claims for tax rebates made by OAM in 1984, the Italian tax authorities counterclaimed assessing additional taxes and penalties. OAM has been successful in two lower courts in its defense of such counterclaims and awaits the results of a final appeal in the highest Italian tax court. In 1999, OAM sold real estate to a third party that subsequently leased such real estate to CSD Srl. CSD has brought a claim against OAM in the Rome Civil Court alleging that the commercial designation of the property was not properly disclosed and consequently CSD's lease payments were excessive. CSD is seeking reimbursement from OAM of such alleged excessive lease payments. On March 25, 2004,the Court requested that the parties present their conclusions in order for it to render a final verdict. If OAM is not successful in its defense, there may be a material adverse effect on our business, financial condition and results of operations.


              RISKS ASSOCIATED WITH DOING BUSINESS IN GREATER CHINA

         There are substantial risks associated with doing business in greater China, as set forth in the following risk factors.

         THE ESTABLISHMENT AND EXPANSION OF INTERNATIONAL OPERATIONS REQUIRES SIGNIFICANT MANAGEMENT ATTENTION. All of our current, as well as any anticipated future revenues, are or are expected to be derived from Asia. Our international operations are subject to risks, including the following, which, if not planned and managed properly, could materially adversely affect our business, financial condition and operating results:

         o legal uncertainties or unanticipated changes regarding regulatory requirements, liability, export and import restrictions, tariffs and other trade barriers;
         o longer customer payment cycles and greater difficulties in collecting accounts receivable;
         o uncertainties of laws and enforcement relating to the protection of intellectual property; and
         o        potentially uncertain or adverse tax consequences.

         FLUCTUATIONS IN THE VALUE OF THE RMB RELATIVE TO FOREIGN CURRENCIES COULD AFFECT OUR OPERATING RESULTS. We have historically conducted transactions with customers, paid payroll and other costs of operations in Chinese Renminbi. To the extent future revenue is denominated in foreign currencies, we would be subject to increased risks relating to foreign currency exchange rate fluctuations that could have a material adverse affect on our financial condition and operating results. To date, we have not engaged in any hedging transactions in connection with our international operations.

         OUR OPERATIONS AND ASSETS IN GREATER CHINA ARE SUBJECT TO SIGNIFICANT POLITICAL AND ECONOMIC UNCERTAINTIES. Changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

         WE MAY HAVE LIMITED LEGAL RECOURSE UNDER CHINESE LAW IF DISPUTES ARISE UNDER CONTRACTS WITH THIRD PARTIES. The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under Chinese law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

         COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT COULD ADVERSELY IMPACT OUR COMPETITIVE POSITION; FAILURE TO COMPLY COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES. We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. We have attempted to implement safeguards to prevent and discourage such practices by our employees and agents. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

                RISKS RELATED TO AN OFFERING OF OUR COMMON STOCK

         OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER CONTROLS A MAJORITY OF OUR COMMON STOCK. Jeffrey Kang, our President and Chief Executive Officer, through entities he controls, beneficially owns 73.46% of our outstanding Common Stock. As a result, Mr. Kang has the ability to control the outcome of all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if such a change of control would benefit our other shareholders.

         EFFORTS TO COMPLY WITH RECENTLY ENACTED CHANGES IN SECURITIES LAWS AND REGULATIONS WILL INCREASE OUR COSTS AND REQUIRE ADDITIONAL MANAGEMENT RESOURCES AND WE STILL MAY FAIL TO COMPLY. As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports on Form 10-K. In addition, the public accounting firm auditing the company's financial statements must attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting. This requirement will first apply to our annual report on Form 10-K for our fiscal year ending December 31, 2005. If we are unable to conclude that we have effective internal controls over financial reporting or, if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of December 31, 2005 and future year ends as required by
Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. We have only recently begun a formal process to evaluate our internal controls over financial reporting. Given the status of our efforts, coupled with the fact that guidance from regulatory authorities in the area of internal controls continues to evolve, substantial uncertainty exists regarding our ability to comply by applicable deadlines.

         THERE HAS NOT BEEN SIGNIFICANT TRADING IN OUR COMMON STOCK. Our Common Stock was quoted on the Over the Counter Bulletin Board until January 28, 2005 and then became listed on the Nasdaq National Market System on January 31, 2005. To date, there has been a limited trading market for the Common Stock. There is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

         o        variations in our quarterly operating results;
         o announcements that our revenue or income are below analysts' expectations;
         o        general economic slowdowns;
         o        changes in market valuations of similar companies;
         o        sales of large blocks of our Common Stock;
         o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
         o fluctuations in stock market prices and volumes, which are particularly common among highly volatile securities of internationally-based companies.

         PROSPECTIVE INVESTORS MAY SUFFER DILUTION UPON THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS; FURTHER DILUTION MAY RESULT FROM THE INDEMNIFICATION PROVISIONS OF THE SHARE EXCHANGE AGREEMENT. As of January 19, 2005, we had stock options outstanding to purchase 2,045,000 shares of Common Stock and warrants to purchase 1,250,417 shares of Common Stock. The holders of 115,000 of the options and the holders of the warrants have registration rights with respect to the securities. To the extent that the options and warrants are exercised, they may be exercised at prices below the price of our shares of Common Stock on the public market, resulting in a significant number of shares entering the public market and the dilution of our Common Stock. In addition, in the event that any future financing should be in the form of securities convertible into, or exchangeable for, equity securities, investors may experience additional dilution upon the conversion or exchange of such securities. The terms of the share exchange with Trident provide for the issuance of up to 30,173,047 additional shares (reflecting the 1-for-2 reverse stock split) to the original holders of Comtech Cayman in the event there is a breach of any representations, warranties, convenants or obligations made by Trident in the share exchange agreement. The issuance of additional shares pursuant to this indemnification provision would result in dilution to other stockholders.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "will," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," or similar terms, variations of those terms, or the negative of these terms. You should carefully consider the risk factors in this prospectus and not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, levels of activity, performance or achievements. Factors that may cause actual results to differ materially from current expectations, which we describe in more detail elsewhere in this prospectus under the heading "Risk Factors", include, but are not limited to:

         o unfavorable results of our product development and design efforts;
         o        failure to achieve market acceptance of our products;
         o        the outcome of plans for manufacturing, sales and marketing;
         o        the introduction of competitive products;
         o        impairment of proprietary rights;
         o        the impact of present and future collaborative agreements;
                  failure to implement our strategy; and
         o        deteriorating financial performance.

         If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure that such plans, intentions or expectations will be achieved in whole or in part. You should carefully review the risk factors described herein and any other cautionary statements contained in this prospectus. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified by the risk factors and other cautionary statements in this prospectus. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

         The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward looking statements if they comply with the requirements of the Act. The Act does not provide this protection for initial public offerings.

                            EXCHANGE RATE INFORMATION

         Our business is primarily conducted in China and denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at a specific rate solely for the convenience of the reader. The conversion of Renminbi into U.S. dollars in this prospectus is based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.

         The following table sets forth information concerning exchange rates between Renminbi and U.S. dollars for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. The source of these rates is the Federal Reserve Bank of New York.

------------------------------------------------------------------------------------------------------------
                                                                     NOON BUYING RATE
                                             ---------------------------------------------------------------
PERIOD                                           PERIOD END      AVERAGE (1)         LOW             HIGH
------------------------------------------------------------------------------------------------------------
                                                                   (RMB PER USD1.00)
1998          ................................    RMB8.2789       RMB8.3006       RMB8.2774       RMB8.3180
1999          ................................       8.2795          8.2783          8.2770          8.2800
2000          ................................       8.2774          8.2784          8.2768          8.2799
2001          ................................       8.2766          8.2770          8.2676          8.2786
2002          ................................       8.2800          8.2770          8.2669          8.2800
2003          ................................       8.2767          8.2771          8.2765          8.2880
2004          ................................
              January         ................       8.2768          8.2769          8.2767          8.2772
              February        ................       8.2769          8.2771          8.2768          8.2773
              March           ................       8.2770          8.2771          8.2767          8.2774
              April           ................       8.2771          8.2769          8.2768          8.2772
              May             ................       8.2769          8.2771          8.2768          8.2773
              June            ................       8.2766          8.2767          8.2766          8.2768
              July            ................       8.2769          8.2767          8.2766          8.2769
              August          ................       8.2766          8.2768          8.2766          8.2770
              September       ................       8.2766          8.2767          8.2766          8.2768
              October         ................       8.2766          8.2765          8.2766          8.2768
              November        ................       8.2765          8.2765          8.2765          8.2765
              December        ................       8.2765          8.2765          8.2764          8.2767
------------------------------------------------------------------------------------------------------------

(1) Annual and monthly averages are calculated using the average of the daily rates during the relevant period.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders. Assuming that all of the warrants held by selling shareholders are exercised for cash, we will realize proceeds of approximately $3,531,000. Assuming that all of the options held by selling stockholders are exercised for cash, we will realize proceeds of approximately $345,000.

                                 DIVIDEND POLICY

         Since the share exchange, we have not declared any cash dividends on our Common Stock. We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in current or future financing instruments and such other factors as our board of directors deems relevant.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 2004 on a historical basis and on a pro forma basis giving retroactive effect to the sale of 3,150,000 shares in a private placement completed in October 2004 and November 2004 and a 1-for-2 reverse stock split effected in January 2005:

                                                                       Actual          Actual       Pro Forma       Pro Forma
                                                                   ----------      ----------      ----------      ----------
                                                                      USD'000         RMB'000         USD'000         RMB'000
                                                                   ----------      ----------      ----------      ----------
 Common stock, $.01 par value; 50,000,000 shares authorized at
 September 30, 2004 and 200,000,000 shares authorized on a pro forma basis; 22,211,025 shares issued and outstanding at
 September 30, 2004 and 25,361,025 on a pro forma basis,
 respectively                                                             222           1,838             254           2,099
                                                                   ----------      ----------      ----------      ----------

 Additional paid-in capital                                             4,471          37,006          14,752         122,109
                                                                   ----------      ----------      ----------      ----------

 Retained earnings                                                      5,693          47,120           5,693          47,120
                                                                   ----------      ----------      ----------      ----------

 Total stockholders' equity                                            10,386          85,964          20,699         171,328
                                                                   ----------      ----------      ----------      ----------

 Total liabilities and stockholders' equity                            28,851         238,809          39,164         324,173
                                                                   ----------      ----------      ----------      ----------

The table above does not include:

         o 3,295,417 shares of Common Stock issuable upon the exercise of outstanding options and warrants to purchase our Common Stock, at a weighted average exercise price of USD3.34 per share;
                  and

         o 570,000 shares of Common Stock reserved for issuance under our 2004 Incentive Stock Option Plan.

                           PRICE RANGE OF COMMON STOCK

         We changed our name from "Trident Rowan Group, Inc." to "Comtech Group, Inc." on August 2, 2004. From March 18, 1999 to August 8, 2004, our Common Stock was quoted on the Over-The-Counter Market known as the "pink sheets" under the symbol "TRGI". From August 8, 2004 to August 23, 2004, our Common Stock was quoted on the Electronic Bulletin Board of the Over-The-Counter Market (OTCBB) under the symbol "TRGI" and since August 24, 2004 under the symbol "COGO". The following table sets forth the high and low sale prices for our Common Stock for the periods indicated as reported by the respective markets. Such prices represent prices between dealers, without adjustment for retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions. All periods presented prior to July 22, 2004 represent the performance of the stock of Trident, the legal acquirer. The following prices have not been adjusted to reflect the reverse stock split we effected on January 14, 2005.

                                                     HIGH              LOW
                                                     ----              ---
FISCAL 2002
First Quarter                                        $1.50             $1.15
Second Quarter                                       $1.18             $0.75
Third Quarter                                        $0.60             $0.45
Fourth Quarter                                       $0.47             $0.20

FISCAL 2003
First Quarter                                        $0.42             $0.22
Second Quarter                                       $0.42             $0.28
Third Quarter                                        $0.80             $0.29
Fourth Quarter                                       $0.85             $0.52

FISCAL 2004
First Quarter                                        $0.95             $0.75
Second Quarter                                       $1.43             $0.85
Third Quarter:
July 1 - July 21                                     $1.15             $1.14
July 22 - September 30*                              $2.50             $1.80
Fourth Quarter                                       $2.92             $1.75
________________
*Represents stock performance for periods after the share exchange transaction.

         On January 31, 2005, the closing price of our Common Stock as reported on The Nasdaq National Market was $6.05, and there were approximately 927 holders of record of our Common Stock. The number of record holders does not reflect the number of beneficial owners of our Common Stock for whom shares are held by brokerage firms and other institutions.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

         The consolidated statement of operations data for the years ended December 31, 2003, 2002 and 2001 and the consolidated balance sheet data presented below as of December 31, 2003, 2002 and 2001, are derived from our audited consolidated financial statements and related notes thereto which have been included elsewhere in this prospectus. These audited consolidated financial statements and the related notes thereto have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, and have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm.

         The consolidated statement of operations data for the nine months ended September 30, 2004 and 2003, and the consolidated balance sheet as of September 30, 2004, are derived from our unaudited condensed consolidated financial statements and related notes thereto which have been included elsewhere in this prospectus. These unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP. We have prepared the unaudited condensed consolidated financial statements on the same basis as the audited consolidated financial statements, and have included in our opinion, all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results for any prior or interim period are not necessarily indicative of results to be expected for a full fiscal year or for any future period.

         The consolidated financial statements are reported in Renminbi because all of the Company's material operating entities are based in and operated entirely within the People's Republic of China. The translation of RMB amounts into U.S. dollar amounts set forth below is included solely for the convenience of the readers of the financial statements and has been calculated at the rate of US$1 to RMB 8.2773, the approximate exchange rate at September 30, 2004. Such translations should not be construed as representations that the RMB amounts could be converted into US$ at that rate or any other rate. RMB and US$ amounts are presented in thousands.

         This data should be read in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

CONSOLIDATED STATEMENT OF OPERATIONS DATA:
(In thousands, except share and per share amounts)
                                      Nine months ended September 30,                    Year ended December 31,
                                ----------------------------------------  -----------------------------------------------------
                                     2004          2004          2003          2003         2003          2002          2001
                                     ----          ----          ----          ----         ----          ----          ----
                                      USD           RMB           RMB           USD          RMB           RMB           RMB
                                      ---           ---           ---           ---          ---           ---           ---
Net revenue                          56,174       464,970       246,324        43,227       357,805       207,607       171,721
Cost of revenue                     (47,742)     (395,171)     (210,290)      (37,082)     (306,939)     (190,265)     (159,244)
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

Gross profit                          8,432        69,799        36,034         6,145        50,866        17,342        12,477
Selling, R&D general and
administrative expenses              (2,402)      (19,886)      (11,836)       (2,457)      (20,341)       (7,461)       (7,911)
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

Income from operations                6,030        49,913        24,198         3,688        30,525         9,881         4,566
Interest expenses                      (202)       (1,669)         (500)          (97)         (801)           --            (9)
Interest income                          19           159            34             6            54           157           175
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

Income before income tax              5,847        48,403        23,732         3,597        29,778        10,038         4,732
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

Income tax                             (217)       (1,799)         (964)         (156)       (1,295)         (820)         (825)
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

Net income before minority
  interest                            5,630        46,604        22,768         3,441        28,483         9,218         3,907
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

Minority interest                      (369)       (3,055)           --            --            --            --            --
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

Net income                            5,261        43,549        22,768         3,441        28,483         9,218         3,907
                                ------------  ------------  ------------  ------------  ------------  ------------  ------------

Basic and diluted earnings per
  share                                0.25          2.10          1.12          0.17          1.41          0.46          0.19
                                ============  ============  ============  ============  ============  ============  ============

Dividends declared per share             --            --            --          0.25          2.04            --            --
                                ============  ============  ============  ============  ============  ============  ============

Weighted average number of
  shares outstanding

Basic                            20,753,626    20,753,626    20,251,075    20,251,075    20,251,075    20,251,075    20,251,075
                                ============  ============  ============  ============  ============  ============  ============

Diluted                          20,833,218    20,833,218    20,251,075    20,251,075    20,251,075    20,251,075    20,251,075
                                ============  ============  ============  ============  ============  ============  ============

CONSOLIDATED BALANCE SHEET DATA:
                              As of September 30,                                    As of December 31,
                              -------------------                                    ------------------
                              2004           2004                       2003          2003        2002        2001
                              ----           ----                       ----          ----        ----        ----
                               USD            RMB                        USD           RMB         RMB         RMB
                               ---            ---                        ---           ---         ---         ---
Cash                            2,142      17,727                      3,707          30,683     12,194      30,066

Accounts receivable,
net of allowance for
doubtful amounts               18,248     151,043                     11,146          92,259     67,597      45,048

Property, plant and
equipment                         384       3,180                        358           2,961      2,371       2,446

Total assets                   28,851     238,809                     19,354         160,200     97,072      80,724

Total current
liabilities                    17,846     147,719                     17,222         142,546     66,514      59,467

Total liabilities              18,465     152,845                     17,222         142,546     66,514      59,467

Total shareholders'
equity                         10,386      85,964                      2,132          17,654     30,558      21,257

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The following discussion and analysis of our consolidated financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and related notes included in this prospectus. This discussion and analysis contains forward-looking statements that are subject to risks, uncertainties and other factors, including, but not limited to, those discussed under "Risk Factors" and elsewhere in this prospectus, that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. See "Forward-Looking Statements."

OVERVIEW

         We provide customized module design solutions to various manufacturers in the mobile handset and telecom equipment industries in China. Our revenues are generated through the sale of the customized components used by these manufacturers in their products. Over the last year, due to an increased demand for mobile handsets in China, we have seen a turnaround in the contribution of revenue from sales of our mobile handset components over that of our telecom equipment line. For example, in 2003 our mobile handset components line represented only 40% of our net revenues, as of September 30, 2004 sales of mobile handset components represented almost 60% of our net revenue. We are seeking to enter the consumer electronics market by providing components to Chinese consumer electronics makers. The consumer electronics market is expected to experience strong growth. The China Center of Information Industry Development estimates that China's market for DTV products and services will be RMB 500 billion (approximately USD60 billion) by the year 2015. We believe that we are well positioned to enter this market because many of our existing mobile handset customers, such as TCL, Haier, AMoi and Xoceco, also produce televisions and other consumer electronics devices. We believe that we may be able to leverage our existing relationships with these manufacturers to sell consumer electronics components to them. Currently, we are engaged in the research and development of a set-up box and we are working closely with some of our existing customers on this new project.

         China continues to be one of the fastest-growing and largest markets for communications services and equipment in the world. We have seen a trend toward increased government commitment to develop a powerful communications infrastructure to support the increased demand for communications services. Since 2001, we have experienced a trend of growth in our net revenues, gross margin and net operating income. We expect that we will continue to see growth in these areas as the industry continues to grow. Total net revenues for the nine months ended September 30, 2004 were RMB464,970 thousand or 88.8% higher than that of the same period of the prior year. In 2003 we generated RMB357,805 thousand in net revenues which was 72% higher than 2002. We generated total net revenues of RMB207,607 thousand in 2002 and RMB171,721 thousand in 2001, which represents a 21% increase over 2001. We believe that our increased growth in net revenues has been the result of three main factors. First, China has seen an increased demand for services and products in its telecommunications industry and a significant expansion in the mobile phone market. Also, over the last 3 years we have significantly increased our customer base and our existing customers have increased their demand for our products, which we attribute to our ability to provide more design and value-added services to our customers. . We believe that this increased demand from our customers is the result of the China domestic industry expansion and an increase in exports by these same customers. Finally, we have expanded our product line to offer our customers more modular design services and have increased the number of suppliers with whom we have established relationships.

         Our gross profit was 69,799 thousand for the nine months ended September 30, 2004, RMB50,866 thousand in 2003, RMB17,342 thousand in 2002, and RMB12,477 thousand in 2001. Gross profit, as a percentage of net revenues, was approximately 15% for the nine months ended September 30, 2004, 14%, 8% and 7% in 2003, 2002 and 2001, respectively. We believe that the increase in gross profit from year to year can be primarily attributed to a change in our product mix. Specifically, sales of mobile handset components, which have higher profit margins than our sales of telecom equipment, have continued to comprise a significantly greater portion of our total net revenues over the nine months ended September 30, 2004 as well as the three-year period ended December 31, 2003.

         We generated net income of RMB43,549 thousand for the nine months ended September 30, 2004, RMB28,483 thousand in 2003, RMB9,218 thousand in 2002 and RMB3,907 thousand in 2001. As a percentage of net revenue, net income was approximately 9% for the nine months ended September 30, 2004, 8%, 4% and 2% in 2003, 2002 and 2001 respectively. Although our increase in net income is primarily attributable to the increase in net revenues and gross margins, for the reasons noted above, we have also been able to maintain our relatively low operating expenses, which has further contributed to the increase in net income from year to year.

         The effective tax rate was 3.7% for the nine months ended September 30, 2004 and 4.3%, 8.2% and 17.4% in 2003, 2002 and 2001, respectively. Our gradual decrease in the effective tax rate was mostly due to our mix of subsidiaries' earnings. More income was earned in the subsidiaries with tax benefits granted from local tax authorities.

         The major factors affecting our results of operations and financial condition include:

GROWTH IN INDUSTRY AND IN END MARKETS. As the telecommunications industry, and in particular the mobile handset and telecom equipment markets grow, we expect there will be increased demand for the purchase of our services and products, which will increase our net revenue. We believe that the increasing complexity of mobile devices and the upgrade of telecom networks will stimulate an increase in the demand for new components. In the mobile handset market, new features are added to mobile handsets at an accelerating pace due to competition between mobile handset makers and the increasing use of 2.5G services. We believe that the launch of new more advanced services in 2.5G and 3G wireless networks and broadband access networks in the telecom equipment industry will increase demand for more advanced components.

INCREASE IN EXPORTS. We believe that China has established itself as a strong global manufacturing center, which has caused overseas companies to continue to seek products from local vendors. Leading domestic device and equipment vendors are also increasingly looking to distribute their products in overseas markets. In addition, there has been strong government support for increased mobile handset exports. We believe that growth in the export market will likely have a positive impact on our results of operations and financial condition, as it will increase the demand for components, such as those we provide, among our mobile handset clients.

DESCRIPTION OF REVENUE AND COST ITEMS

         We generate revenue through the sale of components. Our net revenue is net of value-added tax (VAT). Our sales of components are generally subject to a VAT of 17%. Cost of goods sold primarily consists of the purchase of components from suppliers. Our gross profit is affected by product mix, average selling prices and the cost of components. Our gross margin, as a percentage of net revenues, varies among our product range. . We expect that our overall gross margin, as a percentage of net revenues , will fluctuate from period to period as a result of shifts in product mix, changes in selling prices and costs of good sold.

         Our selling expenses include, expenditures to promote new product lines and gain a larger customer base, freight charges, personnel expenses and travel and entertainment costs related to sales and marketing activities. We expense all selling expenses as they are incurred. We look for ways to maintain or minimize these expenses, however, historically, as the demand for our module designs have increased and revenue has increased, our marketing costs, freight charges and other selling expenses have increased and we would expect that trend to continue.

         General and administrative expenses include compensation and benefits of general and administrative staff, professional fees and travel and entertainment costs related to general corporate purposes. Some of these expenses are related to regulatory compliance necessary to maintain our listing as a US public company. We expense all general and administrative expenses as they are incurred. We expect that general and administrative expenses will continue to increase for the foreseeable future as a result of our expected continued growth and the increased costs of complying with US rules and regulations necessary to maintain our listing status.

         Research and development expenses consist primarily of salaries and related costs of employees engaged in research, design and development activities, the cost of parts for prototypes, equipment depreciation and third party development expenses. We expense research and development expenses as they are incurred. We believe that continued investment in research and development is critical to our long-term success. Accordingly, we expect that our research and development expenses will increase in future periods as we seek to expand our business by designing new solutions, offering new product lines and penetrating new industries. As of September 30, 2004, the Company has hired 25 engineers and employees who are performing research activities to develop new product lines for telecom equipment, handsets and consumer electronics. Research and development expenses are significantly higher in the nine months ended September 30, 2004 than those of the prior year. The Company expects to continue to make significant investment in R&D in the future, and accordingly, expenses associated with this activity can be expected to increase as well.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         The methods, estimates and judgments we use in applying our accounting policies have a significant impact on the results we report in our financial statements. The U.S. Securities and Exchange Commission, or SEC, has defined critical accounting policies as those that are most important to the portrayal of our financial condition and results of operations and require us to make our most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. We have summarized below our accounting policies that we believe are both important to the portrayal of our financial results and involve the need to make estimates about the effect of matters that are inherently uncertain.

         ALLOWANCE FOR BAD AND DOUBTFUL ACCOUNTS - The Company maintains allowances for its bad and doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of its customers changed, changes to these allowances may be required, which would impact the Company's future operating results.

         LITIGATION - The Company records contingent liabilities relating to litigation or other loss contingencies when it believes that the likelihood of loss is probable and the amount of the loss can be reasonable be estimated. Changes in judgments of outcome and estimated losses are recorded, as necessary, in the period such changes are determined or become known. Any changes in estimates would impact its future operating results.

SUMMARY OF UNAUDITED RESULTS OF OPERATIONS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED DECEMBER 31, 2004

On January 26, 2005, we released certain unaudited financial results for the fourth quarter and the fiscal year ended December 31, 2004. The following information was contained in a press release distributed on January 26, 2005 and in our conference call on January 26, 2005. A recording of the conference call will be on our website (www.comtech.com.cn) until at least March 31, 2005. These are unaudited numbers which are subject to change upon completion of our audit.

We reported revenues for the full year 2004 of $75.6 million, compared to $43.2 million for the full year 2003, an increase of 75%. Net income for 2004 was $7.5 million, up 121% compared to net income of $3.4 million in 2003. Earnings per share for 2004 was $0.35, or $0.34 per share on a diluted basis, compared to $0.17 per share on both a diluted and non-diluted basis in 2003.

We reported revenues for the fourth quarter of 2004 of $19.4 million, up 44% from $13.5 million in the fourth quarter of 2003, and an increase of 9% from $17.8 million in the third quarter of 2004. Net income in the fourth quarter of 2004 was $2.3 million, an increase of 229% from $0.7 million in the fourth quarter of 2003, and an increase of 64% from $1.4 million in the third quarter of 2004. Earnings per share for the fourth quarter of 2004 was $0.09 per share on a diluted basis, compared to $0.03 per share on a diluted basis in the fourth quarter of 2003, and $0.07 per share on a diluted basis in the third quarter of 2004.

NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2003

         NET REVENUES

         Details of revenue for the nine month period ended September 30 are as follows:

                                2004           2004         2003         2003
                                ----           ----         ----         ----
                               RMB'000    % of revenue    RMB'000    % of revenue   % change
                               -------    ------------    -------    ------------   --------
Mobile handset components      279,473         60.1        76,100         30.9       267.2
Telecom equipment              179,327         38.6       167,188         67.9         7.3
Other                            6,170          1.3         3,036          1.2       103.2
                               -------      --------     --------      --------    --------
Total Net Revenues             464,970        100.0       246,324        100.0        88.8

         Total net revenues for the nine months ended September 30, 2004 were RMB218,646 thousand or 88.8% higher than that of the same period of the prior year. The increase was mainly attributed to the increase in revenues from both mobile handset components and telecom equipment sales. Sales of mobile handset components increased by RMB203,373 thousand or 267.2% and sales of telecom equipment increased by RMB12,139 or 7.3%. Sales of mobile handset components increase was because demand for mobile handsets has been growing in China and the domestic mobile handset vendors, which make up our customer base, have continued to penetrate the market and capture market share. Sales of telecom equipment increase due to the increase in demand from telecom operators which continue to expand their existing infrastructures. The contribution to total net revenues by sales of mobile handset components increased from RMB76,100 thousand or 30.9% of total net revenues to RMB279,473 thousand or 60.1% of total net revenues. Whereas the contribution of sales of telecom equipment total net revenues decreased from 67.9% to 38.6%, though total sales increased from RMB167,188 thousand to RMB179,327 thousand.

         GROSS PROFIT

         Gross profit for the nine months ended September 30, 2004 increased from RMB36,034 thousand or 14.6% in the first three quarters of 2003 to RMB69,799 thousand or 15.0% in the same period of 2004. The increase was principally due to the change in revenue mix, where revenues from mobile handset components sales had a higher margin than those from telecom equipment. The ratio of margin contribution from mobile handset components sales for the three quarters ended September 30, 2003 and 2004 were 33.8% and 66.5% respectively, representing an increase of 32.7%. In terms of margin amount, the mobile handset components sales contribution increased by approximately RMB34,264 thousand.

         SELLING, R&D, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, R&D, general and administrative expenses of RMB19,886 thousand were RMB8,050 thousand or 68.0% higher than incurred in the same period of the prior year. The expenses for the nine month period ended September 30 are as follows:
                                          2004        2003
                                          ----        ----
                                        RMB'000     RMB'000     % change
                                        -------     -------     ---------
Selling expenses                          6,059       1,913        216.7
R&D expenses                              5,613         638        779.8
General and administrative expenses       8,214       9,285        (11.5)
                                         ------      ------        ------
Total                                    19,886      11,836         68.0

The increase in the selling expenses by RMB4,146 thousand or 216.7% was mainly attributed to the increase in marketing and business development expenses of approximately RMB1.4 million for promoting new product lines and gaining larger customer base. Other indirect selling expenses such as freight charges and salesperson expenses contributed to the balance of the increase and consistent with the same period of last year, they represented about one percent of revenue.

         R&D expenses increased by RMB4,975 thousand or 779.8%. The increase was comprised of approximately RMB2.6 million in additional costs incurred in developing new product lines for telecom equipment, mobile handset components and consumer electronics and additional personnel cost of approximately RMB2.4 million associated with strengthening our engineering team in 2004. Our headcount in the R&D department has increased from 20 as of September 30, 2003 to 25 as of September 30, 2004.

         General and administrative expenses decreased by RMB1,071 thousand or 11.5%. The decrease was attributable to the bad debt provision of RMB2 million recorded in the nine months ended September 30, 2003, whereas no such provision was additionally made in the same period of 2004. However, the decrease was offset in part by additional corporate expenses of about RMB1 million in the first nine months of 2004, which were incurred as a result of expanding the Company and an increase in legal and other expenses associated with meeting our reporting and compliance obligations as a public company in the United States.

         INTEREST EXPENSE

         Interest expense for the nine months ended September 30, 2004 amounted to RMB1,669 thousand as compared to RMB500 thousand in the same period of 2003. The increase of RMB1,169 thousand or 233.8% was due to new bank loans totaling RMB72,482 (USD8,757) thousand obtained in August and September of 2004. The interest rate was overnight LIBOR or 1.5% per annum above the deposit rate , whichever is the highest. No such loans were outstanding in 2003.

         INTEREST INCOME

         Interest income for the nine months ended September 30, 2004 amounted to RMB159 thousand, compared to RMB34 thousand in the same period of 2003. The increase is attributable to higher net cash inflows generated from increased net revenues and the resulting increase in our average deposit balances.

         INCOME TAX

         The effective tax rate for the nine months ended September 30, 2004 was 3.7% compared to 4.1% for the comparable period in the prior year. The decrease in the effective tax rate was mostly due to the Company having earned more income at subsidiaries with tax benefits granted from their respective local tax authorities.

         MINORITY INTERESTS

         Minority interests comprises 40% of the outstanding shares in Shanghai E&T System Co., Ltd. and 1.4% of the shares in OAM S.p.A..

         NET INCOME; EARNINGS PER SHARE

         As a result of the above items, net income for the nine months ended September 30, 2004 was RMB43,549 thousand compared to a net income of RMB22,768 thousand in the corresponding period of 2003. The Company reported basic per share earnings of RMB2.10 for the nine months ended September 30, 2004 based on 20,753,626 outstanding weighted average shares and a diluted per share earnings of RMB1.05 based on 20,833,218 outstanding weighted average shares, compared to basic and diluted per share earnings of RMB1.12 for the nine months ended September 30, 2003, based on 20,251,075 outstanding weighted average shares.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

         NET REVENUES

         Details of revenue for the year ended December 31 are as follows:

                                2003         2003       2002         2002
                                ----         ----       ----         ----
                               RMB'000       % of      RMB'000       % of      % change
                               -------       -----     -------       -----     ---------
                                            revenue                 revenue
                                            -------                 -------
Mobile handset components      143,179         40.0     62,282         30.0      129.9
Telecom equipment              207,281         57.9    143,325         69.0       44.6
Other                            7,345          2.1      2,000          1.0      267.3
                               -------      -------    -------      -------    -------
Total net revenues             357,805        100.0    207,607        100.0       72.3

Net revenue was RMB357,805 thousand or 72.3% higher than the year ended 2002. The increase was mainly attributed to the increase in net revenues from both mobile handset components and telecom equipment sales. The increase in mobile handset components net revenue was due to the fact that the demand for mobile handsets has been growing in China and domestic mobile handset vendors have continued to penetrate the market and capture market share. The increase in telecom equipment revenue was attributed to growth in China's telecom equipment industry driven by an increase in investment by telecom operators. Contribution of mobile handset components net revenue to total revenue increased from RMB62,282 thousand or approximately 30.0% to RMB143,179 thousand or 40.0%. Whereas contribution of telecom equipment net revenue to total net revenue decreased from 69.0% to 57.9%, though its net revenue increased from RMB143,325 thousand to RMB207,281 thousand.

         GROSS MARGIN

         Gross margin increased from RMB17,342 thousand in 2002 to RMB50,866 thousand in 2003. The increase was principally due to increase in sales volume and a change in revenue mix, where net revenues from mobile handset components sales, which are a higher margin product, were higher than those from telecom equipment. In addition, since more design and value-added services were provided to our customers, it resulted in higher gross margin.

         SELLING, R&D, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, R&D, general and administrative expenses of RMB20,341 thousand were RMB12,880 thousand or 173% higher than those of the prior year. The expenses for the year ended December 31 are as follows:

                                          2003        2002
                                          ----        ----
                                        RMB'000     RMB'000     % change
                                        -------     -------     ---------
Selling expenses                          2,649         760        248.6
R&D expenses                                983       1,042         (5.7)
General and administrative expenses      16,709       5,659        195.3
                                         ------      ------       ------
Total                                    20,341       7,461        172.6

         The increase in the selling expenses by RMB1,889 thousand or 248.6% was mainly attributed to the increase in marketing and business development expenses of approximately RMB1 million for promoting new product lines and gaining larger customer base. Other indirect selling expenses such as freight charges and salesperson expenses contributed to the balance of the increase was primarily due to increased sales transactions.

         R&D expenses slightly decreased by RMB59 thousand or 5.7%. The R&D costs were incurred in developing new product lines for telecom equipment, handset components and consumer electronics.

         General and administrative expenses increased by RMB11,050 thousand or 195.3%. The increase was mainly attributable to the of the bad debt provision of RMB4 million that was made in 2003. The remaining RMB7 million increase was due to increase in staff cost, and an increase in legal and other expenses associated with our reporting and compliance obligations as a public company.

         INTEREST EXPENSE

         Interest expense for the year ended December 31, 2003 amounted to RMB801 thousand as compared to zero in 2002. The increase in interest expense was associated with bank overdraft and bank handling charges incurred during 2003.

         INTEREST INCOME

         Interest income for the year ended December 31, 2003 amounted to RMB54 thousand, compared to RMB157 thousand in 2002. The decrease was owing to increase in net cash outflow used in operating activities during 2003.

         INCOME TAX

         The effective tax rate for the year ended December 31, 2003 was 4.3% compared to 8.2% for the prior year. The decrease in the effective tax rate was mostly due to our mix of subsidiaries' earnings. More income was earned in the subsidiaries with tax benefits granted from their respective local tax authorities.

         NET INCOME; EARNINGS PER SHARE

         As a result of the above items, net income for the year ended December 31, 2003 was RMB28,483 thousand compared to a net income of RMB9,218 thousand in 2002. We reported a basic and diluted per share earnings of RMB1.41 for the year ended December 31, 2003 based on 20,251,075 outstanding weighted average shares, compared to basic and diluted per share earnings of RMB0.46 for the year ended December 31, 2002, based on 20,251,075 outstanding weighted average shares.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

         NET REVENUE

         Details of net revenue for the year ended December 31 are as follows:

                                 2002          2002           2001         2001
                                 ----          ----           ----         ----
                               RMB'000     % of revenue     RMB'000    % of revenue  % change
                               -------     ------------     -------    ------------  ---------
Mobile handset components       62,282         30.0          51,516         30.0        20.9
Telecom equipment              143,325         69.0         118,117         68.8        21.3
Other                            2,000          1.0           2,088          1.2        (4.2)
                               -------      -------         -------      -------      -------
Total                          207,607        100.0         171,721        100.0        20.9


         Net revenue was RMB207,607 thousand or 20.9% higher than the year ended 2001. The increase was mainly attributed to an increase in our customer base in both the mobile handset components and telecom equipment markets, which resulted in an increase in new revenue from sales to customers in those markets. The increase in mobile handset components net revenue was due to the fact that the demand for mobile handsets has been growing in China and domestic mobile handset vendors have continued to penetrate the market and capture market share. The increase in telecom equipment revenue was attributed to growth in China's telecom equipment industry driven by an increase in investment by telecom operators.

         GROSS MARGIN

         Gross margin increased from RMB12,477 thousand in 2001 to RMB17,342 thousand in 2002. The increase was principally due to increase in net revenue. Gross margin percentage increased from 7% to 8% because we have started to provide value-added services to our customers since late 2002.

         SELLING, R&D, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, R&D, general and administrative expenses of RMB7,461 thousand were RMB450 thousand or 6% lower than those of the prior year. The expenses for the year ended December 31 are as follows:

                                       2002       2001
                                       ----       ----
                                      RMB'000    RMB'000    % change
                                      -------    -------    --------
Selling expenses                          760        169     349.7
R&D expenses                            1,042      1,928     (46.0)
General and administrative expense      5,659      5,814      (2.7)
                                        -----      -----     ------
Total                                   7,461      7,911      (5.7)


         The increase in the selling expenses by RMB591 thousand or 349.7% was mainly attributed to increase in sales transactions.

         R&D expenses decreased by RMB886 thousand or 46.0%. The decrease was due to extra costs spent in 2001 for future development of value-added services provided to customers.

         General and administrative expenses were consistent and slightly decreased by RMB155 thousand or 2.7%.

         INTEREST EXPENSE

         Interest expense for the year ended December 31, 2002 amounted zero as compared to RMB9 thousand in 2001. A significant portion of the interest expense in 2001 was represented by bank handling charges.

         INTEREST INCOME

         Interest income for the year ended December 31, 2002 amounted to RMB157 thousand, compared to RMB175 thousand in 2001. The amounts in both years represented bank interest income earned from bank deposits.

         INCOME TAX

         The effective tax rate for the year ended December 31, 2002 was 8.2% compared to 17.4% for the prior year. The decrease in the effective tax rate was mostly due to our mix of subsidiaries' earnings. More income was earned in the subsidiaries with tax benefits granted from their respective local tax authorities.

         NET INCOME; EARNINGS PER SHARE

         As a result of the above items, net income for the year ended December 31, 2002 was RMB9,218 thousand compared to a net income of RMB3,907 thousand in 2001. We reported a basic and diluted per share earnings of RMB0.46 for the year ended December 31, 2002 based on 20,251,075 outstanding weighted average shares, compared to basic and diluted per share earnings of RMB0.19 for the year ended December 31, 2001, based on 20,251,075 outstanding weighted average shares.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENT

         The following table sets forth our contractual obligations as of September 30, 2004:

                                                  Payments due by Period
                                  ---------------------------------------------------------
Contractual Obligations
                                  Total     Less than   1-3 Years   3-5 Years   More Than 5
                                              1 year                               Years
                                  ---------------------------------------------------------
                                                      (in thousands of RMB)
Operating Lease Obligations          774         586        188          -           -
Purchase Obligations              75,408      75,408          -          -           -
Total                             76,182      75,994        188          -           -


         On July 21, 2004, Comtech International (Hong Kong) Limited ("Comtech HK"), one of our wholly-owned subsidiaries, entered into a RMB33,109,200 (USD4,000,000) revolving credit facility (the "Facility") with Bank of Communications Hong Kong branch. On September 14, 2004, the amount of the Facility was increased to RMB82,773,000, or (USD10,000,000). During August and September 2004, Comtech HK drew down approximately RMB72,482,000, or (USD8,757,000) under the Facility. The Facility is secured by funds on deposit with the bank owned by Jeffrey Kang, our Chief Executive Officer, in an amount equal to the borrowings. Borrowings bear interest at the higher of LIBOR or 1.5% over the deposit rate, payable monthly.

         On August 24, 2004, Comtech Communication Technology (Shenzhen) Co., Ltd.("Comtech Communication"), one of our wholly-owned subsidiaries, entered into an accounts receivable factoring agreement (the " Factoring Agreement") with Guangdong Development Bank Shenzhen branch. Pursuant to the Factoring Agreement, accounts receivable from UT Starcom with the maximum amount of RMB30 million (USD3,624,000) can be transferred to the bank with recourse. An amount equal to 30% of the accounts receivable transferred is secured by funds we have on deposit from Comtech Communication with the bank. The factoring arrangement bears interest at the PRC official loan interest rate, payable monthly. On October 20, 2004, Comtech Communication transferred accounts receivable of approximately RMB11,449 thousand (USD1,383,000) under the Agreement.

         As of September 30, 2004, we have outstanding purchase orders to purchase various components from suppliers in the amount of approximately RMB75,408 thousand. However, we do not have any minimum purchase obligations with these suppliers. We have no other contractual obligations and have not engaged in any off-balance sheet guarantees or arrangements or transactions.

OFF-BALANCE SHEET ARRANGEMENTS

         We have no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. We do not engage in trading activities involving non-exchange traded contracts

LIQUIDITY AND CAPITAL RESOURCES

         We have historically financed our operations primarily through a combination of cash generated from sales, borrowings from shareholders and available credit facilities. As of September 30, 2004, we had working capital of RMB88,542 thousand as compared with working capital of RMB14,349 thousand at December 31, 2003.

         Operating activities used cash of RMB19,681 thousand for the nine months ended September 30, 2004 compared to cash provided of RMB5,464 thousand in the corresponding period of 2003, despite the contribution of net income for the nine months ended September 30, 2004 of RMB43,549 thousand compared to a net income of RMB22,768 thousand in the corresponding period of 2003. The decrease in cash provided by operating activities as compared to the prior year is primarily due to the increase in receivables of RMB76,215 thousand and investments in inventories of RMB2,693 thousand, partially offset by the increase in trade payables and accrued liabilities of RMB11,895 and increase in minority interest of RMB3,055 thousand. Trade accounts receivable turnover approximated 89 days for the nine months ended September 30, 2004 compared to 119 days for the comparable period in the prior year. Overall collections of trade accounts receivables and credit quality of customers has improved. The impact of the increase in trade accounts payable and inventory balances was offset primarily by an increase in trade accounts payable balances associated with the increased purchases of inventories. Investing activities used RMB1,617 thousand during the first three quarters of 2004, mainly for the purchase of property and equipment, and for the acquisition of a 60% owned subsidiary, Shanghai E&T System Co. Ltd.

         Financing activities provided net cash inflow of RMB8,342 thousand during the first three quarters of 2004. Cash was provided by new bank loans amounting to RMB72,482 thousand and proceeds of RMB27,603 thousand obtained from Trident as a result of the share exchange. These financing cash inflows were partially off-set by repayment of amounts due to the holding company of RMB50,356 thousand and the dividend payment for the prior year amounting to RMB41,387 thousand.

         Our accounts payable cycle is shorter than our accounts receivable term. Accordingly, additional working capital is needed to fund this time lag.

         Apart from revenues from operations, our principal source of liquidity is our USD10 million revolving credit facility with the Bank of Communications, Hong Kong branch is used to fund our working capital needs. We are currently in the process of negotiating an additional credit facility with another bank to fund our working capital needs.

         During the nine months ended September 30, 2004, we also entered into an accounts receivable factoring agreement with Guangdong Development Bank Shenzhen branch. Pursuant to the agreement, accounts receivable from UT Starcom, up to a maximum amount of RMB30 million, can be transferred to the Bank with recourse.

FUTURE LIQUIDITY NEEDS

         As of September 30, 2004, we had approximately RMB17,727 thousand in cash. On October 27, 2004, we completed a private placement of 5.04 million shares of Common Stock of aggregate proceeds of approximately USD8.8 million with a group primarily consisting of institutional investors. We sold an additional 1.26 million shares of Common Stock for aggregate proceeds of approximately USD2.2 million in a second closing on November 5, 2004. We regularly reviews our cash funding requirements and attempt to meet those requirements through a combination of cash on hand, cash provided by operations, available borrowings under bank lines of credit and possible future public or private equity offerings. At times, we evaluate possible acquisitions of, or investments in, businesses that are complementary to ours, which transactions may require the use of cash. We believe that our cash, other liquid assets, operating cash flows, credit arrangements, access to equity capital markets, taken together, provide adequate resources to fund ongoing operating expenditures. In the event that they do not, we may require additional funds in the future to support our working capital requirements or for other purposes and may seek to raise such additional funds through the sale of public or private equity as well as from other sources.

EFFECTS OF INFLATION

         Our most liquid assets are cash, cash equivalents and short-term investment. Because of their liquidity, these assets are not directly affected by inflation. Because we intend to retain and continue to use our equipment, furniture and fixtures and leasehold improvements, we believe that the incremental inflation related to replacement costs of such items will not materially affect our operations. However, the rate of inflation affects our expenses, such as those for employee compensation and contract services, which could increase our level of expenses and the rate at which we use our resources.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         FOREIGN EXCHANGE RISK

         Our functional currency is the RMB. Transactions in other currencies are recorded in RMB at the rates of exchange prevailing when the transactions occur. Monetary assets and liabilities denominated in other currencies are translated into RMB at rates of exchange in effect at the balance sheet dates. Exchange gains and losses are recorded in our statements of operations as a component of current period earnings. We have experienced minimal foreign exchange gain and losses to date. We believe that our exposure to foreign currency exchange rate risk is not material and we do not currently engage in hedging activities to reduce our exposure to exchange rate fluctuations.

         The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the China's political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on rates set by the People's Bank of China, which are set daily based on the previous day's interbank foreign exchange market rates and current exchange rates on the world financial markets. Since 1994, the official exchange rate generally has been stable. However, recently there has been increased political pressure on the Chinese government to decouple the RMB from the USD. Because many of our customers are involved in the export of goods, the appreciation of the RMB would make our customers products more expensive to purchase, which may have an adverse impact on their sales. A decrease in sales by our customers could have an adverse effect on our operating results. In addition, the Company also has USD denominated debt and therefore decoupling of RMB many affect the Company's financial performance in the future.

         INTEREST RATE RISK

         We are exposed to interest rate risk arising from having short-term variable rate obligations of RMB72,482,000 (USD8,757,000)as of September 30, 2004. Our future interest expense would fluctuate in line with any change in LIBOR. For example, if LIBOR increases by 1%, our payment obligation would increase by approximately RMB725,000 (USD88,000) per annum. We do not have any derivative financial instruments and believes our exposure to interest rate risk and other relevant market risks is not material.

         INFLATION AND MONETARY RISK

         Inflation in China has not had a material impact on our results of operations in recent years. According to the National Bureau of Statistics of China, the change in Consumer Price Index in China was 0.7%, -0.8% and 1.2% in 2001, 2002 and 2003, respectively.

         However, following the 2.8% average change in the Consumer Price Index in China in the first quarter of 2004 and a 3.8% change in the month of April 2004, the PRC government has announced measures to restrict lending and investment in China in order to reduce inflationary pressures in China's economy. The change in the Consumer Price Index in China was 4.3% in October 2004, compared to October 2003. The PRC government may introduce further measures intended to reduce the inflation rate in China. Any such measures adopted by the PRC government may not be successful in reducing or slowing the increase in China's inflation rate.

FORWARD LOOKING PROJECTIONS FOR FISCAL YEAR 2005

During our January 26, 2005 conference call, we made the following forward-looking statements. All forward-looking statements are expressly qualified by the risk factors and other cautionary statements in this prospectus.

o We stated that we expect that our revenues will continue to increase gradually in 2005 and that we expect the first quarter of 2005 will reflect a 5% to 10% increase from 2004.

o We stated that we are very confident that we will achieve high growth in 2005, compared to 2004, and we strongly believe that 2005 will be another record year of growth. We have analyst reports projecting our annual growth for 2005 revenues at about 35%. We stated that we are confident that we can achieve and exceed the current 35% growth rate. The reason for the expected growth is that many of our new product lines will start generating revenue in the later quarters in 2005.

o We stated that we are doing preparation work for our new product solutions in the first quarter of 2005. For example, we have a new supply relationship with Broadcom. We stated that because we entered into an agreement with Broadcom at the beginning of the year, and the first quarter is customarily mainly preparation work, the revenues generated from Broadcom products be derived come in the later quarters of 2005. We stated that we believe that in the second quarter of 2005, we will be the largest distributor of Broadcom products in China. We stated that the projection for 35% growth in 2005 is based on an expectation that the Broadcom business will generate 5% to 10% of our revenues.

o We stated that our internal projection for revenues generated by UTStarcom is based on a 1 million units per year. However, because we have given them significant discounts, the revenues generated will be equal to the revenues that would have been generated by the sale of 200,000 units.

o We stated that our fourth quarter of 2004 gross margin was 16% and for the entire year of 2004 was 15%. We stated that we expect the growth margin for 2005 to be at least equal to the results in 2004 and could be higher.

o We stated that we are considering ways to increase our public float, including the possibility of undertaking a secondary public offering. We expressed our belief that the availability for resale of the shares registered in connection with this registration statement will significantly improve our liquidity.

                                    BUSINESS

COMPANY OVERVIEW

         Comtech Group, Inc. is a leading module design solutions provider in China, focused on the mobile handset components and telecom equipment industries. Our team of engineers works with leading manufacturers of mobile handset components and telecom equipment to design solutions that meet their need to provide state of the art products to their customers. When we began operations in 1995, our initial business strategy was to develop a strong distribution channel for the sale of components to mobile handset and telecom equipment manufacturers and then gradually add value to our business by providing design solutions. As we accumulated market and technical experience, we used our well-established distribution channels to evolve into a design solutions provider combining custom solutions, component sales and technical support to manufacturers. We believe that this transformation has been the main factor in our increased profitability in the recent years.

         Our client base has grown to serve over 200 companies representing most of the large manufacturers in the mobile handset components and telecom equipment industries in China. We also have well established supplier relationships. We have approximately 30 suppliers which include many large multinational companies like Matsushida and JDS Uniphase. Currently, we offer our clients over 500 design solutions and product lines integrating components from many leading suppliers. Our engineers work with our customers' product development team to understand their needs for each specific function module. Based on a customer's specific requirements, our engineers provide a proposed customized module design solution. A module design solution incorporates several components. If the customer accepts our design, the customer agrees to and will purchase from us key specific components outlined in our module design. We purchase the specific components from our suppliers. We issue purchase orders to our suppliers immediately after we receive customer orders, which enables us to maintain a relatively low inventory risk.

         We do not charge our customers an independent design fee. Instead, we generate revenue through the sale of the specific components that are incorporated in our module design. The price mark-up between the purchase price and the selling price of such components compensate our design, technical support and distribution services.

INDUSTRY OVERVIEW

         According to BDA China Limited ("BDA"), the mobile handset and the telecom equipment market have been among the most important segments supporting China's recent emergence as a technology driven society. BDA estimates that domestic mobile handset sales in China increased by approximately 88% in 2003. BDA expects continued growth in the mobile handset market in China, with the handset market size anticipated to reach 72.1 million units and total production volume to increase to 213 million units by 2006. As the demand for mobile handsets has grown in China, domestic mobile handset vendors (our target clients) have continued to penetrate the market and capture market share. In 2004, local mobile handset vendors had a combined market share of approximately 45% of the mobile handset vendors in China compared to 1999, when the domestic vendors' market share was less than 5%. In 2003, sales to mobile handset manufacturers comprised approximately 40.0% of our net revenues and sales to telecom equipment companies comprised approximately 57.9% of net revenues, and for the nine month period ended September 30, 2004, 60.1% of our net revenue was derived from sales to mobile handset manufacturers and 38.6% of our net revenue was derived from sales to telecom equipment companies. We supply less than 1% of our client's total purchase of modules for their end-products, which we believe leaves us significant room to capture market share by increasing the number of products that we can offer to our clients.

         China's telecom equipment industry has recently experienced increased investment by telecom operators. We believe that key segments within the telecom equipment industry are the data communications segment, consisting of asymmetric digital subscriber line (ADSL) modems, Voice over Internet Protocol (VoIP) equipment, routers and network security equipment, the optical component segment and the Public Switched Telephone Network (PSTN) switch segment.

         o DATA COMMUNICATIONS. Digital Subscriber Line Access Multiplexer, or DSLAM, has been one of the main investment focuses for China's fixed-line operators and is expected to be one of the fastest growing markets in China in the next two to three years. VoIP has been a mainstream technology for long distance calls since 2002, and the VoIP equipment market is expected to have significant growth in the future according to the International Data Corporation Asia/Pacific. The router and network security market continues to be driven by government supported projects aimed at improving information technology and telecommunications systems.

         o OPTICAL COMPONENTS. Domestic vendors increased their share of the optical equipment, subsystem and component market. According to Tongxin Xinxi Bao, a telecom information newspaper, over 50% of new deployments of optical equipment in 2003 were made by Huawei and, together Fiberhome and Shenzhen Photon Technology, represent over 50% of the market share in the optical subsystem and component market.

         o PSTN SWITCHES. Growth in the PSTN switch market has been attributed to network upgrades of older PSTN switch equipment and the increasing volume of exports of PSTN switches.

MARKET OPPORTUNITY AND GROWTH STRATEGY

         We believe that certain trends are developing in China's wireless communication and telecom equipment industries that will have a positive effect on our business operations. These trends include:

         o INCREASED EXPORT BY MANUFACTURERS BASED IN CHINA. The mobile handset, PSTN data communication, optical, and wireless equipment markets have experienced significant growth in recent years and are expected to continue to grow in the foreseeable future. We believe that China has established itself as a strong global manufacturing center, which will cause overseas companies to continue to seek products from local vendors. Leading domestic device and equipment vendors are also increasingly looking to distribute their products in overseas markets. For example, Huawei sold over $1 billion of equipment overseas and expects growth in its exports to continue. ZTE and other Chinese equipment makers and mobile handset device makers have also begun to expand overseas. In an effort to seek global partnerships, TCL, our second largest client, recently formed a joint venture with Alcatel into which Alcatel contributed its mobile handset business. There has also been strong government support for increased mobile handset exports. At the 2004 Telecom Industry Policy and Development Briefing, MII's Economic System Reform and Operation Department stated that the government's core policy for the industry would be to encourage mobile handset exports, research and development, and development of the industry supply chain. We believe that growth in the export market is positive for us as it will drive component demand among our mobile handset clients as well.

         o MORE STRINGENT PROCUREMENT SYSTEMS BY MANUFACTURERS. Over time, leading manufacturers have developed more stringent procurement systems to control their purchasing. The approval process to sell products to these vendors is lengthy, time consuming and costly, and often creates a barrier to entry for potential competitors. For example, Huawei's procurement process can take over a year for suppliers to become qualified. Barriers to entry are increasingly high, and the possibility of price wars and competition is reduced. Due to our long, ongoing relationships with manufacturers, we believe we are well positioned.

         o INCREASED RELIANCE ON OUTSOURCING. OEMs are increasingly outsourcing the development, design, prototyping, engineering, manufacturing, assembly and testing of components and systems to subsystem suppliers in order to:

                  o reduce their investments in inventory, property, plant and equipment in the face of cyclical demands for their products;

                  o        reduce design-to-delivery cycle times;

                  o take advantage of subsystem suppliers' ability to quickly modify and reconfigure product designs;

                  o take advantage of subsystem suppliers' inventory management capabilities and purchasing power; and

                  o focus on their core competencies in light of increasing research and development requirements and industry-wide pricing pressure.

                  Because handset and telecom systems are among the most technologically complex subsystems, we believe we are establishing strong partner relationships with companies that possess the engineering expertise, design capabilities, quality control, financial stability and highly flexible manufacturing operations required to satisfy the cyclical and constantly changing demands of handset and telecom manufacturers.

         o        GROWTH IN THE END MARKETS INTO WHICH OUR COMPONENTS ARE SOLD.
                  We believe that the increasing complexity of mobile devices and the upgrade of telecom networks will drive demand for new components. In the mobile handset market new features are added to mobile handsets at an accelerating pace due to competition between mobile handset makers and the increasing use of 2.5G services. We have developed a storage solution by using M-System's DOC, a product for which demand has developed only as high volume storage has become necessary with more advanced data services offered over mobile handset devices. We believe that the launch of new more advanced services in 2.5G and 3G wireless networks and broadband access networks in the telecom equipment industry, will drive demand for more advanced components.

         o INCREASED MULTI-NATIONAL CORPORATE PRESENCE IN CHINA. Recently there has been a trend toward the re-location by multi-national corporations of their research and development centers to China. Currently, all of our component sales have been to domestic Chinese companies. We believe that the increase in multi-national companies outsourcing their R&D to China will open up a new opportunity for us to expand our customer base to foreign manufacturers and begin the export of our products abroad.

GROWTH STRATEGY

         Our objective is to be the leading module designer and component supplier for high growth industry segments including telecom handsets, equipment, and consumer electronics. We plan to use our design, development, prototyping, engineering, testing expertise and efficiency to allow us to continue to penetrate into more product lines of existing customers as well as to add new customers in our target markets. Our ultimate objective is to evolve into a chipset and application software design house and ultimately create products with our own intellectual property which is an evolutionary model that has been successfully implemented by other Chinese companies.

         We have a two prong growth strategy to accomplish these objectives which focus on horizontal growth to increase revenue and vertical growth to increase profit margins. We believe that our continued focus on increasing revenue and profit margin while minimizing operating costs has historically and will continue to allow us to build a strong, profitable and growing business model.

         We intend to grow horizontally by acquiring new product lines, designing new solutions, establishing new market channels, securing new clients and penetrating new industries. This strategy will allow us to offer new products to existing customers and broaden our customer base to new customers seeking products that we do not currently provide. For example, we are seeking to enter the consumer electronics market by providing components to Chinese consumer electronics makers. The consumer electronics market is expected to experience strong growth. According to BDA, digital television, or DTV, will be one of the key drivers of this growth with China targeting 100% DTV penetration by the year 2010. There are currently 330 million TVs in China, and the China Center of Information Industry Development estimates that China's market for DTV products and services will be RMB 500 billion (approximately USD60 billion) by the year 2015. We believe that we are well positioned to enter this market because many of our existing mobile handset customers, such as TCL, Haier, AMoi and Xoceco, also produce televisions and other consumer electronics devices. We believe that we may be able to leverage our existing relationships with these manufacturers to sell consumer electronics components to them.

         We believe that the most effective way to accomplish our vertical growth objective is by acquiring companies, and forming joint ventures or other partnership relationships. We intend to acquire chipset companies that have existing products. Capitalizing on our broad and well established distribution channel, we believe that we can immediately generate revenue by marketing and selling such products.

         On January 17, 2005, we entered into an Equity Joint Venture Agreement with Broadwell Group Ltd.("Broadwell") to establish a joint venture in Hong Kong (the "JV"). We will hold 55% of the equity interests in the JV and Broadwell will hold 45% of the equity interests. The JV will distribute semiconductor and other related products for Broadcom Singapore, a subsidiary of Broadcom Corporation, as well as other products introduced by Broadwell.

         We will be responsible for establishing the JV in Hong Kong and obtaining the necessary business licenses to conduct its operations in Hong Kong. We will provide financing in the form of a credit line to the JV during its first three years of operation. Until such time as the JV is established and licensed to operate its business, Comtech Communication Technology (Shenzhen) Co., Ltd. and us will perform the JV's duties under the Joint Venture Agreement. The duties of the JV will revert back to the JV once it is licensed to do business in China.

         Pursuant to the terms of the Joint Venture Agreement, the initial Board of Directors of the JV shall comprise three members. We are entitled to appoint two members and Broadwell is entitled to appoint one member to serve on the Board of Directors. The initial Chief Executive Officer shall be nominated by Broadwell and the initial Chief Financial Officer by us.

         With acquired IP and technology know-how in addition to our deep understanding of our customers needs, we believe we are well positioned to design and produce our own proprietary components. We recently launched Comtech-branded proprietary products which contributed approximately USD0.9 million in net revenues in 2003. We anticipate that continued development and expansion of our proprietary products may contribute to our future growth. If we are successful in our vertical integration strategy, we may be able to enhance our profit margin.

PRODUCTS AND TECHNOLOGY

         Our products enable our OEM customers to improve the efficiency and time to market while reducing the costs of their design and manufacturing processes. We purchase our products from suppliers that manufacture components needed in our target industries. Our key suppliers include, Pixelplus, Mtekvision, NAIS, Matsushida, Sambu, JDSU and M-Systems. We develop our design solutions based on their components. We believe that the core value in our business comes from our ability to provide last-mile customization for each of our many customers' specific needs.

         Our design solutions include:

MOBILE SOLUTIONS
----------------

         o        LCD Module Solutions;

         o        Camera Module Solutions;

         o        Persistent Storage Module Solutions;

         o        Input/Output Module Solutions;

         o        Sound System Solutions;

         o        Power Supply Module Solutions; and

         o        Peripheral Module Solutions.

TELECOMMUNICATION EQUIPMENT SOLUTIONS
-------------------------------------

         o        PSTN Switching

         o        Line card solution

OPTICAL SOLUTIONS
-----------------

         o 2.5-10G DWDM optical transmission solutions including tunable transmitters, variable optical attenuators, EML modulators and transceivers;

         o 2.5-10G DWDM electrical signal processing solutions, including optical transmission controls, Mux/Demux, trans-impedance amplifiers and forward error correction;

         o Optical signal amplification solutions including EDFA and Linear optical amplifiers; and

         o Passive optical network solutions including a thermal AWG, optical switching and optical add/drop Mux

DATA COMMUNICATION SOLUTIONS
----------------------------

         o ADSL modem solutions, including ADSL modems in PCI and Programmable DSL;

         o FLASH storage solutions for secure networks including Flash Disk On Chip (DOC) and DOC arrays;

         o        Voice over packet (VOP) solutions, including VoIP and VoATM;

         o Core router data processing solutions, including network processors and switch fabric;

         o        Gigabit data optical interconnect solutions; and

         o        Ethernet transceiver solutions


WIRELESS BASE STATION
---------------------

         o        RF module; and

         o        Lightning protection module.

SUPPLIERS

         We purchase our products from suppliers that manufacture components needed in our target industries. We have approximately 30 suppliers. Our key suppliers include, Pixelplus (CMOS sensors), Mtekvision (Camera ICs), NAIS (connectors, Relay), Matsushida (switches), Sambu (speakers), JDSU (opteoelectronic components) and M-Systems (DiskOnChip). We develop our design solutions based on their components. In order to maintain low inventory levels, we generally submit purchase orders to suppliers once we receive sale orders from our customers. However, we keep certain inventory when we foresee a possible shortage in such products. Our inventory, as of September 30, 2004 was RMB22.7million (USD2.7 million).

CUSTOMERS

         We have more than 200 customers in China, including many of the largest mobile device and telecom equipment manufacturers. The following table sets forth the revenue contribution from each of these sectors during 2003 and for the first nine months of 2004.

                          Comtech Revenue Contribution
                          ----------------------------

                SECTOR                  2003            2004
                ------                  -----           ----

Mobile handset components               40.0%           60.1%

Telecom equipment                       57.9%           38.6%

Other                                   2.1%            1.3%

         Our largest customer in the mobile handset is TCL, one of China's largest domestic mobile handset manufacturers. Our top two revenue producing customers from the telecom equipment industry have been ZTE and Huawei, China's two largest telecom equipment vendors.

         Our existing customer base includes the following companies:

         oMOBILE HANDSET MANUFACTURERS: TCL, Konka, Amoisonic, Capitel, Xiahua, ZTE, Haier, HiSense, BIRD, Eastcom, Soutec, Kejian, UTStarcom, Legend, HiTech Wealth, 1Zen, HYT, Inventec, Mitac, Arimma, GlobalFlex, CECW, Galaxy, Hollycomm, Motorola and Cosmobics.

         oTELECOM SYSTEM EQUIPMENT/ORIGINAL EQUIPMENT MANUFACTURERS: Huawei, ZTE, Datang, FiberHome, SHBell, Great Dragon, JingPeng, Optel, Harbour Network, UTStarcom, Lucent, Motorola, Ericsson, Siemens, NEC, Emerson, Solectron, SCI-Sanmina, Flextronics, Celestica, Jabil Circuits, Elcoteq and Via-systems.

         For the nine months ended September 30, 2004, our top 10 customers in terms of net revenues were as follows:

                                                                             REVENUE AMOUNT      PERCENTAGE OF REVENUE
                               CUSTOMER NAME                                   (RMB'000)                  (%)
                               -------------                                   ---------                  ---
     Zhongxing International (Hong Kong) Trading Co. Ltd. (ZTE)                    7,775                  14%
     UT Starcom                                                                    6,936                  12%
     Huawei Tech. Investment Co. Ltd                                               6,873                  12%
     Hongdin International Trading Limited (KONKA)                                 3,984                   7%
     Jabil Circuit Shanghai Ltd.                                                   2,211                   4%
     TCL Mobile Communication (HK) Company Ltd.                                    2,074                   4%
     SOUTEC                                                                        1,731                   3%
     Guangzhou Kyokuto Electronics Ltd.                                            1,351                   2%
     CPTE                                                                          1,272                   2%
     Xian Datang Telecom                                                           1,080                   2%
     TOTAL                                                                        35,287                  62%

SALES AND SUPPORT

         We sell our products through our direct sales force which, as of November 30, 2004, consisted of a total of 30 sales directors, account managers and sales support staff. Our sales directors are responsible for establishing sales strategy and setting the objectives for specific customer accounts. Each account manager is dedicated to a specific customer account and is responsible for the day-to-day management of that customer. Account managers work closely with customers and in many cases provide on-site support. Account managers often attend customers' internal meetings related to production, engineering design and quality to ensure that customer expectations are interpreted and communicated properly to our operations group. Account managers also work with our customers to identify and meet their cost and design-to-delivery cycle time objectives.

         We have dedicated account managers responsible for new business development for handset and telecom system products and related technologies. Our new business development account managers initiate and develop long-term, multi-level relationships with customer accounts and work closely with customers on new business opportunities throughout the design-to-delivery cycle. We believe that our customer support services allow us to offer our customers high quality services.

COMPETITION

         For each project, we partner with our supplier to compete with other key enabling component suppliers. For example, we partnered with JDS Uniphase to compete with Intel's optical module. While the largest component suppliers have substantial financial and technical resources, we believe they lack the close project-by-project and day-to-day working relationship that we provide to customers. Furthermore, these large key enabling component suppliers usually do not focus on module level design.

         We also compete with foreign distribution and design companies that have operations in China, such as Arrow Electronics, Avnet, Memec, EDOM, Secom, World Piece Industrial Co. and others. China's electronic components market is fragmented with over 1,500 distributors in the market. We believe that we have better design and technical capabilities compared to distributors, and we have better distribution channel and customer base compared to design companies.

RESEARCH AND DEVELOPMENT

         We believe that continued and timely development and introduction of new and enhanced solutions are essential if we are to maintain our competitive position. We have been able to cost-effectively hire highly skilled technical employees from a large pool of qualified candidates in China. Our research and development expenditures totaled RMB983,000 in 2003, RMB1,042,000 in 2002 and RMB1,928,000 in 2001. Our research and development expenditures have increased to RMB 5,613,000 for the first nine months of 2004. We are seeking to enter the consumer electronics market by providing components to Chinese consumer electronics makers. We have commenced research and development of a set-up box and are currently working closely with some of our existing clients on this project.

EMPLOYEES

         As of September 30, 2004, we had 70 employees, 25 of whom perform scientific and research activities.

FACILITIES

         We lease properties in seven locations in China including Shenzhen, Shanghai, Beijing, Wuhai, Qingdao, Tianjin and Hong Kong. These properties are used as our corporate headquarters, for sales and support offices, and for research and development and manufacturing purposes.

         We lease approximately 35,000 square feet of property in China. Approximately 8,000 square feet is for our corporate headquarters located in Shenzhen , approximately 7,000 square feet is for our research and development center, approximately 20,000 square feet is for representative offices located in the other six cities, and approximately 13,000 square feet is used for manufacturing.

         In 2001, we purchased an office building from Matsunichi for cash consideration of RMB1,672 thousands and the payment of technical services fees of RMB1,620 thousands.

         We believe our existing facilities and equipment are well maintained and in good operating condition, and we believe our facilities are sufficient to meet our needs for the foreseeable future.

LEGAL PROCEEDINGS

         In 1999, CSD Srl ("CSD") caused a leasing company to purchase from OAM real estate in via Baronia, Rome and entered into a leasing arrangement with the leasing company. Subsequently, on October 9, 1999, CSD brought a claim against OAM in the Rome Civil Court alleging that the commercial designation of the property in 1998 was not properly disclosed and consequently its lease payments were excessive and sought reimbursement of the lease payments that it considered excessive from OAM in an aggregate amount of approximately (euro)800 thousand.

         The proceedings have continued intermittently over the years. On March 25, 2004, the Court requested that the parties present their conclusions in order for it to render a final verdict. It is management's opinion that the risk of a negative judgment is low and the potential liability remote.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth information about our directors and executive officers as of January 19, 2005.


          NAME                       AGE                          POSITION
          ----                       ---                          --------
Jeffrey Kang                         34          Chief Executive Officer, President and Director

Li Zhou                              38          Chief Technical Officer and Director

Hope Ni                              32          Chief Financial Officer and Secretary

Amy Kong (1)(2)(3)                   49          Director

Q.Y. Ma (1)(2)(3)                    47          Director

Frank Zheng                          38          Director

Mark S. Hauser (3)                   47          Director

Mark B. Segall (1)(2)                42          Director


(1) Member of Nominating and Governance Committee
(2) Member of Compensation Committee
(3) Member of Audit Committee

         JEFFREY KANG, CHAIRMAN OF THE BOARD, CEO, PRESIDENT AND CO-FOUNDER. Mr. Kang was a co-founder of Comtech and has served as our Chief Executive Officer and a Director since September 1999. Mr. Kang founded Shenzhen Matsunichi Electronics Co., Ltd. and Matsunichi Electronic (Hong Kong) Limited, the Company's predecessor, in 1995 when Matsunichi commenced operations as a distributor for Matsushita. In 1999, Mr. Kang formed Comtech and transferred all operations and assets of Matsunichi into the Company. Prior to forming Matsunichi, Mr. Kang worked for Matsushita (Panasonic) Electric Industrial from March 1992 to September 1995 where he was responsible for selling components to the telecom industry within China. From 1998 to 1999, Mr. Kang was vice president of Shenzhen SME (Small and Medium Enterprises) Association, a non-profit association in Shenzhen. Mr. Kang earned an undergraduate degree in Electrical Engineering from South China University of Technology in Guangzhou, China.

         LI ZHOU, CHIEF TECHNICAL OFFICER. Prior to joining us in November 2003, Mr. Zhou served as CTO of HTW China, the largest PDA vendor in China from October 2000 to December 2002. Previously, he worked for Microsoft in Redmond, Washington from 1991 to 1998, and in Beijing, China from 1998-2000, where he held various positions including the Group Manager of Microsoft's embedded systems. Mr. Zhou earned a masters degree in computer science from Michigan State University after completing his undergraduate degree in China.

         HOPE NI, CHIEF FINANCIAL OFFICER AND SECRETARY. Prior to joining us in August 2004, Ms. Ni spent six years as a practicing attorney at Skadden, Arps, Slate, Meagher & Flom LLP in New York and Hong Kong, specializing in corporate finance. Prior to that, Ms. Ni worked at Merrill Lynch, investment banking division in New York. Currently, Ms. Ni is a member of the investment committee of Time Innovation Ventures, a venture capital firm focused on funding technology start-ups and joint ventures in China. Ms. Ni also serves on the board of Qianjia Consulting Company which she founded in 2002. Ms. Ni received her Juris Doctor degree from University of Pennsylvania Law School and her Bachelor degree in Applied Economics and Business Management from Cornell University.

         AMY KONG, DIRECTOR. Prior to joining Comtech as a director, Ms. Kong founded Primustech Ventures (HK) Limited, an investment firm focused on Greater China. Ms. Kong invested in a number of private equity projects in the areas of document management, professional training and education, medical waste management, medical device, consumer electronics and information technology consulting. From 1999 to 2000, Ms. Kong served as interim Chief Executive Officer of Cyber City International, a privately owned Shenzhen based science park company. In 1996, Ms. Kong founded GTF Asset Management for the Gajah Tunggal Group, a USD800 million global asset management company.

         Q.Y. MA, DIRECTOR. Dr. Ma is the Managing Partner of Time Innovation Ventures (TIV), a venture capital firm focused on funding technology start-ups and joint ventures in China. Dr. Ma has over 18 years of hands-on R&D experience in North America. Dr. Ma has been an Associate Professor at the Columbia University (1994-2000). Dr. Ma's expertise includes microelectronics, superconductivity, RF circuits, MRI, and biomedical devices, technology transfer, and hi-tech start-ups. He has served as a technology consultant to IBM, General Electric, TRW, Du Pont as well as other leading electronic companies. Dr. Ma is a co-founder and advisor of Semiconductor Manufacture International Corp. He has invested several start-ups including Comlent, AIC, CSI, Mediachip, Suntek, and UniStar. He was elected as "Top Ten Returned Chinese Entrepreneurs of the Year" in 2002 by the China Investment Magazine of the State Planning and Development Commission. Dr. Ma has served as an adviser to the Ministry of Information Industry, Beijing Government, and a Senior Advisor to Zhangjiang Hi-Tech Park in Shanghai. Dr. Ma was the president of the Chinese Association for Science & Technology-USA, and is currently the president of Chinese-American Innovation & Development Association. Dr. Ma received his Ph.D. from Columbia University, and is a graduate of Stanford Executive Program (SEP) of Stanford Business School.

         FRANK ZHENG, DIRECTOR. Mr. Zheng is currently the Vice President of eLong, Inc. (NASDAQ: LONG), a leading online travel service in China. Mr. Zheng is responsible for the overall operation of eLong's travel services. Before he joined eLong, Mr. Zheng was a Senior Director of Travel Services with Asia.com. >From 1994 through 2000, Mr. Zheng held various financial and operations positions with Bank of New York, The Reserve Management Corp, and Dean Witter intercapital Company. Mr. Zheng received a BA degree from City University of New York.

         MARK S. HAUSER, DIRECTOR. Mr. Hauser has served as a director of the Company since May 1997. He was an attorney and a founder and Managing Director of Tamarix Capital Corporation, a New York-based merchant and investment-banking firm. Since July 2000, Mr. Hauser has been a Managing Director of FdG Associates, a middle-market private equity fund based in New York.

         MARK B. SEGALL, DIRECTOR. Mr. Segall has served as a director of TRGI, prior to the Share Exchange, since December 1999, and previously served as TRGI's non-executive Secretary from December 1999 until the consummation of the share exchange on July 22, 2004. Mr. Segall is the founder and CEO of Kidron Corporate Advisors LLC, an M&A and corporate advisory boutique for emerging growth companies. Prior to founding Kidron in 2003, Mr. Segall was the CEO of Investec Inc., the US investment banking operations of the South African based Investec Group. While at Investec, Mr. Segall also served as general counsel and Senior Vice President of Investec Ernst & Company, the US securities and clearing operations of Investec. Prior to joining Investec in 1999, he was a partner at Kramer Levin Naftalis & Frankel LLP, a New York law firm.

BOARD COMPOSITION

         Our business and affairs are managed under the direction of our board of directors. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. It is our expectation that the board of directors will meet regularly on a quarterly basis and additionally as required.

DIRECTOR COMPENSATION

         Our non-employee directors receive compensation in the form of cash and stock options for serving on our board. Commencing January 2006, each non-employee director will receive annually $4,000 in cash and a biennial grant of 10-year options to purchase 20,000 shares of our common stock. The members of our Audit Committee will receive a biennial grant of options to purchase 10,000 shares of common stock, with the Chairman of the Audit Committee receiving an additional biennial grant of options to purchase 5,000 shares of common stock. The members of each of our Compensation Committee and Nominating Committees will receive a biennial grant of options to purchase 5,000 shares of common stock. All of the options granted to the directors will be exercisable at the fair market value on date of grant and will vest quarterly during the two-year period following the date of grant.

         On November 11, 2004 each of our non-employee directors were granted 10-year options, exercisable at $3.74 post-split and $2,000 in cash for serving on the Board for the six month period after the share exchange transaction and for 2005.

         Each non-employee director who becomes a director after the biennial grant of options shall receive options on a pro rata basis for the portion of the biennial period for which they will serve. All of the options granted to the incoming directors will be exercisable at the fair market value on the date of grant and will vest quarterly during the remainder of the biennial period following the close of grant.

BOARD COMMITTEES

         Our board of directors has a compensation committee, an audit committee and a governance and nominating committee. Our board of directors has determined that Ms. Amy Kong, Messrs. Hauser, Ma and Segall are "independent" under the current independence standards of the SEC, and have no material relationships with us (either directly or as a partner, shareholder or officer of any entity) which could be inconsistent with a finding of their independence as members of our board of directors.

         COMPENSATION COMMITTEE

         The compensation committee makes recommendations to the board concerning salaries and incentive compensation for our officers and employees and administers our stock option plans. The audit committee oversees the Company's financial reporting process on behalf of the board of directors.

         Our compensation committee is responsible for the following functions:

         o reviewing and recommending policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and setting compensation of these officers based on such evaluations;

         o administering our benefit plans and the issuance of stock options and other awards under our stock plans; reviewing and establishing appropriate insurance coverage for our directors and executive officers;

         o recommending the type and amount of compensation to be paid or awarded to members of our board of directors, including consulting, retainer, meeting, committee and committee chair fees and stock option grants or awards; and

         o reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers; and

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Our Compensation Committee is comprised of three members, Ms. Amy Kong, and Messrs. Q.Y. Ma and Mark Segall. No member of our Compensation Committee has at any time been an officer or employee of ours, or our subsidiary. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

         AUDIT COMMITTEE

         Our audit committee is responsible for the following functions:

         o approve and retain the independent auditors to conduct the annual audit of our books and records;
         o        review the proposed scope and results of the audit;
         o review and pre-approve the independent auditors' audit and non-audited services rendered;
         o        approve the audit fees to be paid;
         o review accounting and financial controls with the independent auditors and our financial and accounting staff;
         o review and approve transactions between us and our directors, officers and affiliates;
         o        recognize and prevent prohibited non-audit services;
         o establish procedures for complaints received by us regarding accounting matters; and
         o        oversee internal audit functions.

         Our board of directors has determined that Ms. Kong, the Chairperson of the Audit Committee, is an "audit committee financial expert" as defined by the SEC's rules.

         NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

         The governance and nominating committee is responsible for identifying potential candidates to serve on our board.

EXECUTIVE COMPENSATION

         The following summary compensation table sets forth the aggregate compensation awarded to, earned by, or paid to the Chief Executive Officer. There are no other executive officers whose annual compensation exceeded $100,000 for the fiscal years ended December 31, 2003, 2002 and 2001:

                                                  SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION                           LONG TERM              ALL OTHER
                                           -----------------------------------------          COMPENSATION AWARDS       COMPENSATION
                                                                                        ------------------------------      ($USD)
                                                                                            AWARDS           PAYOUTS   ------------
                                                                                            ------           -------
                                                                                        RESTRICTED SECURITIES
                                                                        OTHER ANNUAL    STOCK      UNDERLYING   LTIP
                                                                        COMPENSATION    AWARD(S)    OPTIONS    PAYOUTS
NAME AND PRINCIPAL POSITION        YEAR    SALARY ($USD)  BONUS ($USD)     ($USD)          (#)       (#)       ($USD)
Jeffrey Kang, Chairman, Chief      2003      10,590         416,984          -             -          -          -             -
Executive Officer and President    2002      10,590         -                -             -          -          -             -
                                   2001      10,590         -                -             -          -          -             -

OPTION GRANTS IN LAST FISCAL YEAR

         During the fiscal year ended December 31, 2003, no stock option grants were made to the named executive officers. No stock appreciation rights were granted to these individuals during such year.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         During the fiscal year ended December 31, 2003, no stock options were exercised by any named executive officer.

2004 INCENTIVE STOCK OPTION PLAN

         On August 3, 2004, our Board of Directors adopted the Comtech Group, Inc. 2004 Stock Incentive Plan (the "Incentive Plan") pursuant to which 2,500,000 shares of Common Stock are reserved for issuance upon exercise of stock options, and for the issuance of stock appreciation rights, restricted stock awards and performance shares. The purpose of the Incentive Plan is to provide additional incentive to employees, directors, advisors and consultants by facilitating their acquisition of our Common Stock. The Incentive Plan provides for a term of 10 years from the date of its adoption by the Board of Directors, after which no awards may be made, unless the Plan is earlier terminated by the Board. Options granted under the Incentive Plan are either incentive stock options (i.e. options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to Section 422 of the Internal Revenue Code and that do not result in tax deductions to us unless participants fail to comply with Section 422 of the Internal Revenue Code) or options that do not so qualify. We intend to seek stockholder approval of the Incentive Plan.

         In 1995, the Trident Board of Directors adopted, and the stockholders approved, the 1995 Stock Option Plan for Outside Directors (the "Directors' Plan"), pursuant to which 5,000 options would be granted annually to each non-employee director of Trident for each full fiscal year of service on the Board. The Directors Plan expires on December 31, 2005, however the options exercisable under the Directors Plan terminate on July 1, 2009. We do not intend to issue any additional options under this Directors Plan.

         The Incentive Plan and the Directors Plan are administered by the Compensation Committee of the Board of Directors. The Compensation Committee selects the employees to whom awards are to be granted, the number of shares to be subject to such awards, and the terms and conditions of such awards (provided that any discretion exercised by the Compensation Committee must be consistent with resolutions adopted by the Board of Directors and the terms of the Incentive Plan).

         As of January 19, 2005, options to purchase an aggregate of 1,930,000 shares had been granted under the Incentive Plan, and options to purchase an aggregate of 115,000 shares had been granted under the 1995 Directors Plan.

         The following table sets forth aggregate information regarding our equity compensation plans in effect as of January 19, 2005:

                                                           NUMBER OF
                                                        SECURITIES TO BE                       NUMBER OF SECURITIES
                                                          ISSUED UPON       WEIGHTED-AVERAGE  REMAINING AVAILABLE FOR
                                                          EXERCISE OF      EXERCISE PRICE OF   FUTURE ISSUANCE UNDER
                                                          OUTSTANDING         OUTSTANDING       EQUITY COMPENSATION
                                                        OPTIONS/WARRANTS    OPTIONS/WARRANTS           PLANS
                    PLAN CATEGORY                             (a)                 (b)                   (c)
-----------------------------------------------------   ----------------   ------------------ -----------------------
Equity compensation plans approved by security
   holders...........................................            115,000         USD3                   22,083(1)
Equity compensation plans not approved by security
   holders...........................................          1,930,000         USD3.69               570,000
                                                              ----------    ---------------      ----------------
Total................................................          2,045,000         USD3.65               592,083
                                                              ==========    ===============      ================

-------------------
(1) We do not intend to grant further options under this plan.


EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

         On August 1, 2004, the Company entered into an employment agreement with Hope Ni to serve as its Chief Financial Officer. The employment agreement terminates on December 31, 2007, but will be automatically extended, unless either the Company or Ms. Ni gives written notice to the other party of their election not to extend. Pursuant to the terms of the agreement, Ms. Ni receives a base salary of USD117,000 per annum and was granted 10-year options to purchase up to 210,000 shares of the Company's common stock at an exercise price of $3.00, which options vest in various installments through August 1, 2007. In the event the Company engages in an underwritten offering of shares of common stock which yields gross proceeds to the Company in excess of $30,000,000, all stock options shall accelerate and be fully vested.

         It the Company terminates Ms. Ni without cause or she resigns for good reason, Ms. Ni will receive termination benefits, including (i) the payment of a lump sum amount equal to three times Ms. Ni's monthly salary in effect immediately prior to her termination and (ii) payment of all premiums due for health insurance for a period of six months after termination.

         If a change in control occurs prior to December 31, 2007, and the Company terminates Ms. Ni without cause or she resigns for good reason prior to the date that the Company's Board of Directors certifies the audit of the Company for the first complete fiscal year after the change in control (the "Change in Control Audit Date"), Ms. Ni will be entitled to receive the standard termination benefits, and a payment equal to the greater of six times her monthly rate of compensation or 12 months salary, less compensation paid to her between the date of the change in control and the date of termination. If the change in control occurs after the Change in Control Audit Date, Ms. Ni would be entitled to the same severance payment she would have received had a change in control not occurred and the Company terminated her without cause or she resigned for good reason. Upon a change in control Ms. Ni's stock options will accelerate and all stock options will be deemed fully vested. If Ms. Ni's employment is terminated after the Change in Control Audit Date, other than as a result of her resignation, Ms. Ni shall have the right to exercise all of her stock options. If Ms. Ni resigns prior to the Change in Control Audit Date, notwithstanding the acceleration of vesting of the stock options on a change in control, Ms. Ni shall have the right to exercise a specified number of shares at a price to be determined pursuant to the terms of the agreement at the time of her resignation. For purposes of Ms. Ni's employment agreement, a change in control shall mean the consummation of a reorganization, merger of consolidation of the Company with one or more other persons.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION ON LIABILITY

         Our bylaws currently provide and, upon the closing of this offering our amended and restated bylaws will provide, that we shall indemnify our directors and officers to the fullest extent permitted by Maryland law, provided that, with respect to proceedings initiated by our officers and directors, we are only required to indemnify these persons if the proceeding was authorized by our board of directors. Our bylaws permit us, by action of our board of directors, to indemnify our other employees and agents to the same extent as we are required to indemnify our officers and directors. We are also empowered under our bylaws to enter into indemnification agreements with our directors, officers, employees or agents and to purchase insurance on behalf of any of our director, officer, employee or agent whether or not we are required or permitted to indemnify such persons under Maryland law.

         In addition, our bylaws provide that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

         o for any breach of the director's duty of loyalty to us or our stockholders;
         o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
         o for any transaction from which the director derives an improper personal benefit.

         There is no pending litigation or proceeding involving any of our directors or officers for which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the year ended December 31, 2003, Comtech Global Investment Ltd. ("Comtech Global"), an entity controlled by Jeffrey Kang, our Chief Executive Officer, made working capital advances to us in the aggregate amount of RMB50,356,000 (USD6,084,000). In addition, during 2003, we deferred payment of a dividend payable to Comtech Global in the amount of RMB41,387,000
(USD5,000,000). During August and September 2004, the Company repaid the shareholder loan from, and dividends payable to, Comtech Global.

         In July 2004, our Hong Kong subsidiary entered into a RMB33,109,000 (USD4,000,000) credit facility with the Bank of Communications in Hong Kong which line was increased to RMB82,773,000 (USD10,000,000) on September 14, 2004. The line is secured by funds of Jeffrey Kang, our Chief Executive Officer, on deposit with the bank, which is presently in the amount of RMB72,482,000 (USD8,757,000). The Company has drawn down an aggregate of RMB72,482,000 (USD8,757,000) of the bank line. Any additional draw downs from this credit facility will require Mr. Kang or other parties to pledge additional funds on deposit with the bank as security to the credit facility.

         During the year ended December 31, 2003, we purchased RMB5,456,000 (USD659,000) of products from Viewtran Technology Limited (Viewtran), an entity in which Jeffrey Kang has as 6.12% interest. We sold these products on behalf of Viewtran at the same price at which we purchased those products. According to an agreement entered into between Comtech and Viewtran, we conducted these sales and purchase transactions on behalf of Viewtran and the risk and rewards as a result of these transactions remained with Viewtran. Therefore, the sales, purchases, and the corresponding receivables and payables related to the foregoing transactions are not reflected in our financial statements. As of December 31, 2003, the Company did not owe any amounts to Viewtran.

         In June 2004, our wholly owned subsidiary, Shenzhen Comtech International Ltd., borrowed RMB3,600,000 (USD435,000) from Viewtran and of which RMB3,000,000 (USD362,000) was repaid on June 30, 2004. The balance in the amount of RMB600,000 (USD72,000) is currently outstanding. The amount was unsecured, non-interest bearing and had no fixed repayment terms.

                             PRINCIPAL STOCKHOLDERS

         The following table contains information about the beneficial ownership of our Common Stock before and after the consummation of this offering for:

         o each person, or group of persons, who beneficially owns more than 5% of our capital stock;
         o        each of our directors;
         o each executive officer named in the summary compensation table; and
         o        all directors and executive officers as a group.

         Unless otherwise indicated, the address for each person or entity is High-Tech Industrial Park Nanshan, Shenzhen 5180, PRC.

                                                Number of Shares Beneficially
       Name of Beneficial Owner                           Owned (1)                     Percentage Ownership
-------------------------------------           -----------------------------           --------------------
Jeffrey Kang                                             18,672,655(2)                         73.51%

Hope Ni                                                      59,061(3)                            *

Amy Kong                                                     10,625(4)                            *

Q.Y. Ma                                                       5,000(5)                            *

Li Zhou                                                      10,416(6)                            *

Mark S. Hauser                                              327,799(7)                          1.29%

Mark B. Segall                                               98,750(8)                            *

Frank Zheng                                                   2,500(9)                            *

Comtech Global Investment, Ltd.                          13,163,199                            51.90%

Ren Investment International, Ltd.                        5,342,790                            21.06%

Purple Mountain Holding, Ltd.                             1,620,086                             6.39%

All executive officers and directors as a
group (8 persons)                                        19,186,806                            75.18%


     ------------------------
     * Represents beneficial ownership of less than one percent of our outstanding shares.

1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable with 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicate in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. The percentage of beneficial ownership is based on 25,361,025 shares of Common Stock outstanding as of January 19, 2005.

2) Includes (i) 41,666 shares issuable upon exercise of currently exercisable stock options, (ii) 13,163,199 shares beneficially owned by Comtech Global Investment Ltd., over which Mr. Kang and his wife, Ms. Nan Ji, share voting and investment power, and (iii) 5,467,790 shares beneficially owned by Ren Investment International Ltd., over which Mr. Kang, as sole director, has sole voting and investment power. Mr. Kang does not own any shares of Ren Investment International.

3) Represents shares issuable upon exercise of currently exercisable stock options.

4) Represents shares issuable upon exercise of currently exercisable stock options. Does not include shares held by Ren Investment International Ltd., in which Ms. Kong owns less than a 1% interest. Ms. Kong disclaims beneficial ownership of such shares.

5) Represents shares issuable upon exercise of currently exercisable stock options.

6) Represents shares issuable upon exercise of currently exercisable stock options. Does not include shares held by Ren Investment International Ltd., in which Mr. Zhou has an approximate 3.7% interest. Mr. Zhou disclaims beneficial ownership of such shares.

7) Includes warrants to purchase 234,166 shares and 8,750 shares issuable upon exercise of currently exercisable stock options.

8) Includes 23,750 shares issuable upon exercise of currently exercisable stock options and warrants to purchase an aggregate of 75,000 shares issued to Kidron Corporate Advisors LLC, an affiliate of Mark B. Segall.

9) Represents shares issuable upon exercise of currently exercisable stock options.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 200,000,000 shares of Common Stock, $0.01 par value per share. As of January 31, 2005, there were outstanding:

         o 25,361,025 shares of Common Stock, held of record by 927 stockholders; and
         o 3,325,417 shares of Common Stock underlying options and warrants.

COMMON STOCK

         The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Holders of Common Stock are entitled to receive dividends declared by the board of directors out of funds legally available for dividends. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

         We currently have outstanding an aggregate of 25,361,025 shares of Common Stock. 23,401,075 of these shares are restricted securities under Rule
144. The number of these shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated), including any of our affiliates, who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner, except if the prior owner was an affiliate) will be entitled to sell, within any three-month period a number of shares that does not exceed the greater of: (a) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 253,610 shares upon completion of this offering); or (b) the average weekly trading volume of our Common Stock on the Nasdaq Over-the-Counter Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale. Sales of restricted securities pursuant to Rule 144 are also subject to requirements relating to manner of sale notice and the availability of current public information about us. Sales of substantial amounts of our Common Stock in the public market could adversely affect the market price of our Common Stock. We cannot estimate the number of shares of Common Stock that may be sold by third parties in the future because such sales will depend on market prices, the circumstances of sellers and other factors.

                              SELLING STOCKHOLDERS

         PRINCIPAL STOCKHOLDER

         Our Board of Directors has made a determination to allow Ren Investment International, Ltd. ("Ren"), one of our principal stockholders, to register a portion of its shares for resale. The following table sets forth as of January 19, 2005, information regarding the current beneficial ownership of our Common Stock by Ren and two of its transferees and their beneficial ownership assuming sale of all of the shares of Common Stock offered hereby. Ren is owned by certain of our employees, however, Jeffrey Kang does not own any shares of Ren. For a description of our relationship with Ren, see "Principal Stockholders." Neither SDS Capital Group SPC Ltd., nor Lake Street Fund, L.P. has held any position, office, or had any material relationship with the Company or any of its predecessors or affiliates during the past three years.

                                                                                          Number of Shares
                                                       Shares           Maximum Number      Beneficially       Percentage
                   Name of                       Beneficially Owned        of Shares           Owned        Ownership After
             Selling Stockholder                 Prior to Offering        to be Sold       After Offering       Offering
             -------------------                 -----------------        ----------       --------------       --------
Ren Investment International, Ltd.                  5,342,790              1,725,000         3,617,790             14.26%
SDS Capital Group SPC Ltd.                            110,000                110,000                 0                 0
Lake Street Fund, L.P.                                 15,000                 15,000                 0                 0

         WARRANTS AND OPTIONS

         Prior to the share exchange, Trident granted warrants to purchase up to 925,417 shares of Common Stock and options to purchase up to 115,000 shares of Common Stock. The holders of these warrants and options were granted piggyback registration rights with respect to the underlying shares of Common Stock. The following table sets forth as of January 19, 2005, information regarding the current beneficial ownership of our Common Stock by these warrant and option holders and their beneficial ownership assuming the sale of all of the underlying shares of Common Stock.

         No selling stockholder listed below has held any position, office, nor had any material relationship with the Company or any of its predecessors or affiliates during the past three years, except for Messrs. Hauser and Segall, who are current directors and were directors and officers of Trident, and Messrs. Arbib, Bulgari, Chase and Spier who were previously directors and/or officers of Trident.

                                                                                              Number of
                                                                                          Shares, Warrants
                                                 Number of Shares,      Maximum Number       and Options
                                                Warrants and Options     of Underlying      Beneficially        Percentage
                   Name of                       Beneficially Owned         Shares              Owned        Ownership After
             Selling Stockholder                 Prior to Offering        to be Sold       After Offering        Offering
             -------------------                 -----------------        ----------       --------------        --------
Simtov LDC                                            164,027                132,281             31,746               *
Mark Hauser                                           327,799                234,168             93,631               *
Gianni Bulgari                                        802,368                205,533            596,835             2.33%
Kidron Corporate Advisors LLC                          75,000                 75,000                  0               0
William Spier                                          23,700                 23,700                  0               0
Raiffeisen CentroBank AG                               65,554                 23,700             41,854               *
Hess Investment Fund                                   28,027                 11,850             16,177               *
David Tobey                                             5,924                  5,924                  0               0
Philip Kendall                                         15,900                  4,724             11,175               *
Jo-Jo El Investors LP                                   5,924                  5,924                  0               0
SG Private Banking (Suisse) SA                         11,850                 11,850                  0               0
FAI General Insurance Company Limited                  35,550                 35,550                  0               0
Kabuki Partners, ADP, G.P.                            177,000                113,748             63,252               *
Emanuel Arbib                                          73,958                 36,458             37,500               0
Nick Speyer                                            20,000                 20,000                  0               0
Mark Segall                                            98,750                 15,000             83,750               *
Howard Chase                                           85,000                 85,000                  0               0

---------------
* Represents beneficial ownership of less than one percent of our outstanding shares.

         PRIVATE PLACEMENT

         On each of October 27 and November 5, 2004, we completed a private placement in which we sold an aggregate of 3,150,000 shares of Common Stock. C.
E. Unterberg Towbin acted as lead placement agent in connection with the offering and received a 6% placement fee. We are filing this registration statement pursuant to the terms of a securities purchase agreement between each investor and us. We also agreed to bear expenses in connection with the registration and sale of the shares. See "Plan of Distribution."

         The following table sets forth as of January 19,2005, information regarding the current beneficial ownership of our Common Stock by the investors in the private placement and their beneficial ownership assuming sale of all of the shares of Common Stock offered hereby. Information as to current ownership is based upon information provided to us by the selling stockholders, which we have not independently verified. The selling stockholders are not making any representation that the shares covered by this prospectus will be offered for sale.

         No selling stockholder listed below has held any position, office, nor had any material relationship with the Company or any of its predecessors or affiliates during the past three years with the exception of Unterberg as described above.

                                                                                          Number of Shares
                                                       Shares           Maximum Number      Beneficially        Percentage
                   Name of                       Beneficially Owned        of Shares            Owned        Ownership After
             Selling Stockholder                 Prior to Offering        to be Sold       After Offering        Offering
             -------------------                 -----------------        ----------       --------------        --------
Renaissance US Growth Investment Trust PLC              480,000             480,000               0                   0
BFS US Special Opportunities Trust PLC                  480,000             480,000               0                   0
Renaissance Capital Growth & Income Fund
  III, Inc.                                             240,000             240,000               0                   0
SF Capital Partners Ltd.                                575,000             575,000               0                   0
Shea Ventures, LLC                                      582,500             582,500               0                   0
Cordillera Fund L.P.                                    132,500             132,500               0                   0
Leaf Investment Partners, L.P.                          183,125             183,125               0                   0
Leaf Offshore Investment Fund, Ltd.                      51,875              51,875               0                   0
Basso Multi-Strategy Holding Fund Ltd.                  105,875             105,875               0                   0
Basso Private Opportunity Holding Fund Ltd.              31,625              31,625               0                   0
C.E. Unterberg, Towbin Capital Partners I,
  L.P.                                                   57,150              57,150               0                   0
Peter John Lee                                            2,850               2,850               0                   0
Lake Street Fund, L.P.                                   45,000              45,000               0                   0
MPFV, LLC                                                62,500              62,500               0                   0
Nite Capital L.P.                                        62,500              62,500               0                   0
Turkel Partners, L.P.                                    25,000              25,000               0                   0
Richard M. Chong                                          8,000               8,000               0                   0
William Shelander                                         2,000               2,000               0                   0
Stuart Shapiro Money Purchase Plan                       10,000              10,000               0                   0
Stephen R. Rizzone                                       12,500              12,500               0                   0

FINANCIAL ADVISORY FEE

         On January 1, 2004, Comtech International Ltd. entered into a financial advisory agreement with Broadband Capital Management LLC ("Broadband") in connection with the anticipated share exchange. As part of the financial advisory fee payable to Broadband upon consummation of the share exchange, we agreed to issue a warrant to purchase up to 650,000 shares of Common Stock (pre 1-for-2 reverse stock split) to Broadband, which was subsequently assigned in part to those individuals listed below (the "Broadband Warrants"). The holders of the Broadband Warrants were granted piggyback registration rights with respect to the underlying shares of Common Stock. The following table sets forth as of January 19, 2005, information regarding the current beneficial ownership of our Common Stock by holders of the Broadband Warrants.

         None of the selling stockholders listed below have held any position, office, nor had any material relationship with the Company or any of its predecessors or affiliates during the past three years.

                                                              Number of Shares   Percentage
                       Shares Beneficially   Maximum Number     Beneficially     Ownership
Name of Selling          Owned Prior to        of Shares           Owned           After
Stockholder               the Offering        to be Sold       After Offering    Offering
---------------------  -------------------   --------------   ----------------   ----------
Broadband Capital             40,625              40,625             0                0
  Management LLC
---------------------  -------------------   --------------   ----------------   ----------
Michael Rapp                 532,515(1)          195,000          337,515           1.33%
---------------------  -------------------   --------------   ----------------   ----------
Philip Wagenheim              48,750              48,750           67,505             *
---------------------  -------------------   --------------   ----------------   ----------
Karl Brenza                   16,250              16,250             0                0
---------------------  -------------------   --------------   ----------------   ----------
Jeffrey Meshel                16,250              16,250             0                0
---------------------  -------------------   --------------   ----------------   ----------
Elliot Smith                   8,125               8,125             0                0
---------------------  -------------------   --------------   ----------------   ----------

* Less than one percent
(1) Includes shares held by Ren Investment International, in which Mr. Rapp is a stockholder.
(2) Includes shares held by Ren Investment International, in which Mr. Wagenheim is a stockholder.

                              PLAN OF DISTRIBUTION

         We are registering the Common Stock on behalf of the above selling stockholders. The selling stockholders are offering shares of Common Stock that they received in connection with the private placement. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as pledgors, assignees, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of Common Stock. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds of such sales by the selling stockholders.

         The selling stockholders may sell their shares of Common Stock directly to purchasers from time to time. Alternatively, they may from time to time offer the Common Stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of such securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

         The Common Stock may be sold by the selling stockholders from time to time in one or more transactions at or on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sales may be made at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Common Stock may be affected by means of one or more of the following transactions (which may involve cross or block transactions):

         o a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         o transactions on any exchange or quotation service on which the shares may be listed or quoted at the time of sale in accordance with the rules of the applicable exchange;

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o        privately negotiated transactions;

         o        transactions through the settlement of short sales;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale;

         o transactions through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; and

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

         Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders may also enter into option or other transactions with broker-dealers, or other financial institutions for the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         In connection with the sale of the Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers of other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Common Stock short and deliver these shares to close out such short positions, or loan or pledge Common Stock to broker/dealers that in turn may sell such securities.

         The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Common Stock by the selling stockholders. The foregoing may affect the marketability of such securities.

         Pursuant to the registration rights agreement with the selling stockholders, all expenses of the registration of the Common Stock will be paid by us, including, without limitation, SEC filing fees; provided, however, that the selling stockholders will pay any broker or similar commissions, or, except to the extent otherwise provided for, any legal fees or other costs of the selling stockholders. The selling stockholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

         To comply with the securities laws of certain jurisdictions, if applicable, the Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the Common Stock offered by this prospectus. As permitted by the rules and regulations of the SEC, this prospectus, which is a part of the registration statement, omits various information, exhibits, schedules and undertakings included in the registration statement. For further information pertaining to us and the Common Stock offered under this prospectus, reference is made to the registration statement and the attached exhibits and schedules. Although required material information has been presented in this prospectus, statements contained in this prospectus as to the contents or provisions of any contract or other document referred to in this prospectus may be summary in nature, and in each instance reference is made to the copy of this contract or other document filed as an exhibit to the registration statement, and each statement is qualified in all respects by this reference.

         A copy of the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference facilities. In addition, registration statements and certain other filings made with the commission through its Electronic Data Gathering, Analysis and Retrieval system, including our registration statement and all exhibits and amendments to our registration statement, are publicly available through the SEC's website at www.sec.gov.

         After this offering, we will have to provide the information and reports required by the Securities Exchange Act of 1934, as amended, and we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered in this prospectus will be passed upon for us by Loeb & Loeb LLP, New York, New York.


                                     EXPERTS

         The consolidated financial statements for the years ended December 31, 2003, 2002, and 2001 included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a series of transactions to restructure the organization of the entities owned by the Shareholders which were accounted for at historical cost and the translation of Renminbi into United States dollars for the convenience of the reader), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                6,365,417 SHARES

                               COMTECH GROUP, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                        __________________________, 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses payable by Comtech Group, Inc. (the "Registrant") in connection with the sale of the Common Stock being registered, other than underwriting commissions and discounts. All amounts are estimates, except for the SEC registration fee and the Nasdaq National Market listing application fee.

                                                            Amount to Be Paid
                                                         -----------------------
SEC registration fee                                       $       3,669.54
Nasdaq National Market listing application fee                   100,018.00
Legal fees and expenses                                          100,000.00
Accounting fees and expenses                                     200,000.00
                                                         ------------------
              Total                                        $     403,687.54
                                                         ==================


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts committed in bad faith or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company's charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

         The Company's charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonably expenses in advance of final disposition of a proceeding to
(1) any present or former director or officer or (2) any individual who, while a director and at the Company's request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which he or she may become subject or which he or she may incur by reason of his or her service in such capacity. The Company's bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Company's charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceedings and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the Maryland General Corporation Law, the Company's bylaws require it, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the Company's bylaws and (2) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

         At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         The following sets forth information regarding sales of the registrant's unregistered securities during the last three years:

         On July 22, 2004, the registrant issued 20,251,075 shares of Common Stock pursuant to a share exchange agreement with Comtech Group, a Cayman Islands company ("Comtech") and Comtech's three shareholders.

         On each of October 29 and November 5, 2004, we consummated a private placement of 3,150,000 shares of our Common Stock to a group of institutional and individual accredited investors at a purchase price of USD3.50 per share for aggregate consideration of USD11,025,000.

         All of the above-described issuances were exempt from registration pursuant to Section 4(2) of the Securities Act, or Regulation D or Rule 144A promulgated thereunder, as transactions not involving a public offering. With respect to each transaction listed above, no general solicitation was made by either us or any person acting on our behalf; the securities sold are subject to transfer restrictions; and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(a) EXHIBITS.

3.1              Amended Articles of Restatement of the Articles of
                   Incorporation (1)
3.1(a)           Amendments to Articles of Incorporation (2)
3.1(b)+          Amendment to Articles of Incorporation
3.2              Form of Bylaws
4.1+             Specimen Stock Certificate
5.1+             Opinion of Loeb & Loeb LLP
10.1             Comtech Group, Inc. 2004 Incentive Stock Option Plan (2)
10.2             Employment Agreement with Hope Ni, dated as of August 1,
                   2004(2)
10.12            Equity Joint Venture, dated January 17, 2005, by and between the Registrant and the Broadwell Group Ltd. (3)
21.1             List of Subsidiaries of the Registrant. (2)
23.1+            Consent of Deloitte Touche Tohmatsu, Independent Registered
                   Public Accounting Firm.
23.2             Consent of Loeb & Loeb LLP. Reference is made to Exhibit 5.1.
24.1             Power of Attorney. Reference is made to page II-4. (2)

-------------

+        Filed herewith
(1) Incorporated by reference to Exhibit 3.1 of the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Securities and Exchange Commission on April 15, 1997.
(2)      Previously filed with the Form S-1 filed on December 23, 2004.
(3) Incorporated by reference to the Current Report on Form 8-K filed on January 21, 2005.


(b) Financial statement schedules.

         All schedules are omitted because they are not required, are not applicable or the information is included in our financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

The Registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Regulation S-K if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, That paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on February 2, 2005.

                                 By:    /s/ Jeffrey Kang
                                       -----------------------------------------
                                       Jeffrey Kang, Chief Executive Officer and
                                       Chairman of the Board


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


           SIGNATURE                              TITLE                                   DATE
           ---------                              -----                                   ----

 /s/ Jeffrey Kang                Chief Executive Officer and Chairman of the        February 2, 2005
-------------------------        Board of Directors
Jeffrey Kang                     (Principal Executive Officer)


 /s/ Li Zhou                     Chief Technical Officer and Director               February 2, 2005
-------------------------
Li Zhou


 /s/ Amy Kong                    Director                                           February 2, 2005
-------------------------
Amy Kong


 /s/ Q.Y. Ma                     Director                                           February 2, 2005
-------------------------
Q.Y. Ma


 /s/ Frank Zheng                 Director                                           February 2, 2005
-------------------------
Frank Zheng


 /s/ Mark S. Hauser              Director                                           February 2, 2005
-------------------------
Mark S. Hauser


 /s/ Mark B. Segall              Director                                           February 2, 2005
-------------------------
Mark B. Segall


 /s/ Hope Ni                     Chief Financial Officer                            February 2, 2005
-------------------------        (Principal Financial Officer)
Hope Ni



COMTECH GROUP
-------------


CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
-----------------------------------------------------------



CONTENTS                                                                PAGE(S)
--------                                                                -------


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                   F - 1


CONSOLIDATED BALANCE SHEETS                                               F - 2


CONSOLIDATED STATEMENTS OF OPERATIONS                                     F - 3


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY                           F - 4


CONSOLIDATED STATEMENTS OF CASH FLOWS                                     F - 5


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                       F - 6 - F - 18

COMTECH GROUP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
-------------------------------------------------------

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF COMTECH GROUP
-----------------------------------------------------------

We have audited the accompanying consolidated balance sheets of Comtech Group and its subsidiaries (the "Company") as of December 31, 2003, 2002 and 2001 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003, 2002 and 2001, and the results of its operations and its cash flows for each of the three years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company has entered into a series of transactions to restructure the organisation of the entities owned by the Shareholders and those transactions were accounted for at historical cost.

Our audit also comprehended the translation of Renminbi amounts into United States dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. Such United States dollar amounts are presented solely for the convenience of the readers in the United States of America.




/s/ DELOITTE TOUCHE TOHMATSU

DELOITTE TOUCHE TOHMATSU
Certified Public Accountants
Hong Kong
August 18, 2004 except for Note 11,
which is dated January 31, 2005

COMTECH GROUP

CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 2003, 2002 AND 2001
-----------------------------------------------------------------------------------
(in thousands, except shares and per share amounts)

                                               2003      2003      2002      2001
                                             --------  --------  --------  --------
                                                USD       RMB       RMB      RMB
ASSETS

Current assets:
    Cash                                       3,707    30,683    12,194    30,066
    Trade accounts receivable, net
      of allowance for doubtful
      accounts of USD501 (RMB4,145)
      - 2003; RMB190 - 2002; RMB58 - 2001     11,146    92,259    67,597    45,048
    Bills receivable                           1,607    13,306     6,142     1,000
    Other trade receivables                      278     2,297     1,513       873
    Amount due from other related party           --        --       298       298
    Inventories                                2,217    18,350     6,913       949
                                             --------  --------  --------  --------
Total current assets                          18,955   156,895    94,657    78,234

Property and equipment, net                      358     2,961     2,371     2,446

Other assets                                      41       344        44        44
                                             --------  --------  --------  --------
                                                 399     3,305     2,415     2,490
                                             --------  --------  --------  --------
TOTAL ASSETS                                  19,354   160,200    97,072    80,724
                                             ========  ========  ========  ========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Trade accounts payable                     5,384    44,564    55,701    51,738
    Amount due to holding company              6,084    50,356     5,144        --
    Amount due to other related party            192     1,592     3,165     4,497
    Dividend payable                           5,000    41,387        --        --
    Income tax payable                           109       902        86       184
    Accrued expenses and other liabilities       453     3,745     2,418     3,048
                                             --------  --------  --------  --------
Total current liabilities                     17,222   142,546    66,514    59,467
                                             --------  --------  --------  --------
Shareholders' equity(note 11):
    Common stock                                 203     1,676     1,676     1,676
    Additional paid-in capital                 1,498    12,407    12,407    12,324
    Retained earnings                            431     3,571    16,475     7,257
                                             --------  --------  --------  --------
Total shareholders' equity                     2,132    17,654    30,558    21,257
                                             --------  --------  --------  --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    19,354   160,200    97,072    80,724
                                             ========  ========  ========  ========


----------------------------------------------------------------------------------
See notes to consolidated financial statements.


                                       F-2


COMTECH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)


                                                   2003           2003           2002           2001
                                               ------------   ------------   ------------   ------------
                                                   USD            RMB            RMB             RMB

Net revenues                                        43,227        357,805        207,607        171,721
Cost of revenue                                    (37,082)      (306,939)      (190,265)      (159,244)
                                               ------------   ------------   ------------   ------------
Gross profit                                         6,145         50,866         17,342         12,477
Selling, general and administrative expenses        (2,457)       (20,341)        (7,461)        (7,911)
                                               ------------   ------------   ------------   ------------
Income from operations                               3,688         30,525          9,881          4,566
Interest expense                                       (97)          (801)            --             (9)
Interest income                                          6             54            157            175
                                               ------------   ------------   ------------   ------------
Income before income tax                             3,597         29,778         10,038          4,732
Income tax                                             156          1,295            820            825
                                               ------------   ------------   ------------   ------------
Net income                                           3,441         28,483          9,218          3,907
                                               ============   ============   ============   ============

Basic and diluted earnings per share                  0.17           1.41           0.46           0.19
                                               ============   ============   ============   ============
Weighted average number of ordinary
   shares outstanding, basic and diluted
   (note 11)                                    20,251,075     20,251,075     20,251,075     20,251,075
                                               ============   ============   ============   ============



See notes to consolidated financial statements.

                                                  F-3

COMTECH GROUP

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
-------------------------------------------------------------------------------------------------------
(in thousands, except shares and per share amounts)


                                                                  Additional                   Total
                                                                   paid-in     Retained     shareholders'
                                              Common stock         capital     earnings        equity
                                       ------------------------  -----------  -----------   -----------
                                    Number of shares    RMB          RMB          RMB           RMB
                                        (note 11)    (note 11)    (note 11)

Balance at January 1, 2001 (note 11)   20,251,075        1,676       12,324        3,350        17,350
Net income                                     --           --           --        3,907         3,907
                                       -----------  -----------  -----------  -----------   -----------
Balance at December 31, 2001           20,251,075        1,676       12,324        7,257        21,257
Additional paid-in capital                     --           --           83           --            83
Net income                                     --           --           --        9,218         9,218
                                       -----------  -----------  -----------  -----------   -----------
Balance at December 31, 2002           20,251,075        1,676       12,407       16,475        30,558
Dividend                                       --           --           --      (41,387)      (41,387)
Net income                                     --           --           --       28,483        28,483
                                       -----------  -----------  -----------  -----------   -----------
Balance at December 31, 2003           20,251,075        1,676       12,407        3,571        17,654
                                       ===========  ===========  ===========  ===========   ===========
Balance at December 31, 2003
   (in thousands of USD)                                   203        1,498          431        2,132
                                                    ===========  ===========  ===========   ===========


See notes to consolidated financial statements.


                                                  F-4


COMTECH GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------------------------------------
(in thousands)

                                                         2003           2003           2002           2001
                                                     ------------   ------------   ------------   ------------
                                                         USD            RMB             RMB            RMB

Cash flows from operating activities:
  Net income                                               3,441         28,483          9,218          3,907
Adjustment to reconcile net income to
   net cash (used in) provided by
   operating activities:
    Depreciation expense                                      51            427            455            370
  Changes in operating assets and
     liabilities:
   Trade accounts receivable                              (2,979)       (24,662)       (22,549)       (37,417)
   Bills receivable                                         (865)        (7,164)        (5,142)        (1,000)
   Inventories                                            (1,381)       (11,437)        (5,964)         2,687
   Other trade receivables                                   (95)          (784)          (640)          (549)
   Amount due from other related party                        36            298             --           (298)
   Trade accounts payable                                 (1,345)       (11,137)         3,963         45,726
   Accrued expenses and other
     liabilities                                             160          1,327           (630)         1,640
   Amount due to other related party                        (190)        (1,573)        (1,332)         2,825
   Income tax payable                                         98            816            (98)          (943)
                                                     ------------   ------------   ------------   ------------
Cash (used in) provided by operating
   activities                                             (3,069)       (25,406)       (22,719)        16,948
                                                     ------------   ------------   ------------   ------------
Cash flows from investing activities:
  Purchases of property and equipment                       (123)        (1,017)          (380)        (2,258)
  Increase in other assets                                   (36)          (300)            --             --
                                                     ------------   ------------   ------------   ------------
Cash used in investing activities                           (159)        (1,317)          (380)        (2,258)
                                                     ------------   ------------   ------------   ------------
Cash flows from financing activities:
  Capital contribution                                        --             --             83             --
  Amount received from holding company                     5,462         45,212          5,144             --
  Amount due to other related party                           --             --             --          1,672
                                                     ------------   ------------   ------------   ------------
Cash provided by financing activities                      5,462         45,212          5,227          1,672
                                                     ------------   ------------   ------------   ------------
Net increase (decrease) in cash and
   cash equivalents                                        2,234         18,489        (17,872)        16,362
Cash at beginning of the year                              1,473         12,194         30,066         13,704
                                                     ------------   ------------   ------------   ------------
Cash at end of the year                                    3,707         30,683         12,194         30,066
                                                     ============   ============   ============   ============

Supplemental disclosure of cash flows information:

  Cash paid for:
   Interest                                                   97            801             --              9
                                                     ============   ============   ============   ============
   Income taxes                                               58            479            918          1,297
                                                     ============   ============   ============   ============


See notes to consolidated financial statements.


                                                  F-5

COMTECH GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------
(in thousands, except shares and per share amounts)


1. ORGANIZATION AND NATURE OF OPERATIONS

         Comtech Group and its subsidiaries (together, the "Company") uses advanced technology to process and sell telecommunication system equipment, handset components and produce network protection devices in the People's Republic of China ("PRC").

         Ms. Ji Nan and Mr. Kang Jing Wei (together, the "Shareholders") owned 79% (of which 8% was acquired from another party on June 25, 2002) and 21%, respectively, of the outstanding ordinary shares of the Company. The Shareholders held the equity interest of the Company through a holding company, Comtech Global Investment Ltd.

         As of December 31, 2003, the ownership structure of the Company is as follows:

                         -------------------------------
                                  Comtech Group

                         (established on April 26, 2002
                             in the Cayman Islands)
                         -------------------------------
                         |
-------------------------------                          -----------------------
Comtech (China) Holding Limited                           Comtech (Hong Kong)
     ("Comtech China")                                      Holding Limited
                                                           ("Comtech Holding")
  (established on May 27, 2002
in the British Virgin Islands ("BVI"))                   (established on May 27,
                                                            2002 in the BVI)
--------------------------------------                   -----------------------
     |                            |                              |
     |                            |                              |
-------------------           ---------------            -----------------
 Shenzhen Comtech           Comtech Communication            Comtech
  International             Technology (Shenzhen)         International
    Limited                   Company Limited              (Hong Kong)
  ("Shenzhen               ("Comtech Communication")         Limited
   Comtech")                                                ("Comtech
                               (established on              Hong Kong")
(established on           July 23, 2002 in the PRC)
July 4, 1996 in                                            (established
   the PRC)                                                 on July 14,
                                                               2000
                                                              in Hong
                                                               Kong)
-------------------           ---------------            -----------------

COMTECH GROUP

         The Company, prior to the incorporation of the Comtech Group, conducted its business through Shenzhen Comtech, which then wholly owned Comtech Hong Kong. The Shareholders reorganized the Group; the reorganization consisted of the following: (i) incorporation of the Comtech Group;
         (ii) establishment of Comtech China and Comtech Holding as wholly owned subsidiaries of the Comtech Group; (iii) establishment of Comtech Communication as a wholly owned subsidiary of Comtech China, (iv) transfer of the ownership in Comtech Hong Kong from Shenzhen Comtech to Comtech Holding on August 28, 2002, and (v) transfer of the direct ownership in Shenzhen Comtech by the Shareholders of Shenzhen Comtech. The Shareholders, on December 30, 2003, transferred to Comtech China their direct ownership interests in Shezhen Comtech at no consideration.

         Pursuant to the foregoing transfer of the direct ownership in Shenzhen Comtech, the Shareholders and Comtech China entered into a Trusteeship Agreement whereby the parties acknowledge that the ownership interest in Shenzhen Comtech are being held by the Shareholders on behalf of Comtech China.

         The transactions described in the two preceding paragraphs represent a reorganization of companies under common control and were accounted for at historical cost. The accompanying consolidated financial statements reflect the historical result of operations and cash flows of the Company during each respective period and include the results of operations and cash flows of Shenzhen Comtech and Comtech Hong Kong from January 1, 2001. The consolidated balance sheet as of December 31, 2001 represents the consolidated assets and liabilities of Shenzhen Comtech and Comtech Hong Kong. The share capital of Shenzhen Comtech was accounted for as additional equity contribution by the Shareholders and was presented in shareholders' equity as "Additional paid-in capital".

         The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, results of operations, or cash flows: changes in the overall demand for telecommunication system equipment; competitive pressures due to excess capacity or price reductions; advances and trends in new technologies and industry standards; changes in key suppliers; changes in certain strategic relationships or customer relationships; regulatory or other factors; risks associated with the ability to obtain necessary raw materials; and risks associated with the Company's ability to attract and retain employees necessary to support its growth.


2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

         The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

         Principle of consolidation
         --------------------------

         The consolidated financial statements include the financial statements of Comtech Group and its subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

COMTECH GROUP

         Use of Estimates
         ----------------

         The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

         Cash
         ----

         Cash consisted of cash in bank and the Company does not have any cash equivalents.

         Trade accounts receivable
         -------------------------

         Trade accounts receivable are stated at the nominal value and are reduced by appropriate allowances for estimated irrecoverable amounts.

         Bills receivable
         ----------------

         Bills receivable are unsecured, non-interest bearing and redeemable from the banks without recourse.

         Property and equipment
         ----------------------

         Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives of property and equipment are as follows:

         Office building                                       10 years
         Machinery                                              5 years
         Furniture and office equipment                         5 years
         Motor vehicles                                         5 years

         Major improvements of property and equipment are capitalized, while expenditures for repairs, maintenance and minor renewals and betterments are expensed.

         Inventories
         -----------

         Inventories, which primarily consist of telecommunication system equipment, handset components and network protection devices, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

COMTECH GROUP

         Long-lived assets
         -----------------

         The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable according to FAS144 "Accounting for the Impairment or Disposal of Long-Lived Assets". Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by use of the assets. If the carrying amounts of long-lived assets are not recoverable, the impairment loss to be recognized is measured by the amount by which the carrying amounts of the assets exceed their fair values. No impairment loss was recorded for all periods presented.

         Income taxes
         ------------

         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

         Revenue recognition
         -------------------

         Sales of telecommunication system equipment, handset components and network protection devices are recorded when the equipment is delivered, title has passed to the customers and the Company has no further obligations to provide services related to the operation of such equipment. Revenue is recorded net of value added tax incurred. Such value added taxes amounted to RMB41,693 (USD5,037), RMB21,075, and RMB20,259, for the years ended December 31, 2003, 2002 and 2001, respectively.

         Cost of revenue
         ---------------

         Cost of revenue includes purchase costs and shipping and handling costs for products sold, and direct costs associated with the delivery of the equipment, including salaries, employee benefits and overhead costs associated with employees providing the related services.

         Foreign currency translation
         ----------------------------

         The functional currency of the Company is the Renminbi ("RMB"). Transactions in other currencies are recorded in RMB at the rates of exchange prevailing when the transactions occur. Monetary assets and liabilities denominated in other currencies are translated into RMB at rates of exchange in effect at the balance sheet dates. Exchange gains and losses are recorded in the consolidated statements of operations as a component of current period earnings and were insignificant.

COMTECH GROUP

         Translation into United States Dollars
         --------------------------------------

         The financial statements of the Company are stated in RMB. The translation of RMB amounts at and for the year ended December 31, 2003 into United States dollars ("USD") are included solely for the convenience of readers and have been made at the rate of RMB 8.2773 to USD 1. Such translations should not be construed as representations that RMB amounts could be converted into USD at that rate or any other rate.

         Fair value of financial instruments
         -----------------------------------

         The carrying amounts of cash, trade receivables, bills receivable, other receivables and accounts payable approximate their fair values due to the short-term maturity of these instruments.

         Foreign Currency Risk
         ---------------------

         The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People's Bank of China, controls the conversion of Renminbi into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

         The PRC subsidiaries conduct their business substantially in the PRC, and their financial performance and position are measured in terms of RMB. Any devaluation of the RMB against the United States dollar would consequently have an adverse effect on the financial performance and asset values of the Company when measured in terms of United States dollar. The PRC subsidiaries' products are primarily sold and delivered in the PRC for RMB. Thus, their revenues and profits are predominantly denominated in RMB. Should the RMB devalue against United States dollar, such devaluation could have a material adverse effect on the Company's profits and the foreign currency equivalent of such profits repatriated by the PRC entities to the Company.

         Concentration of credit risk
         ----------------------------

         Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. The Company places its cash and cash equivalents with financial institutions with high-credit ratings and quality.

         The Company conducts credit evaluations of customers and generally does not require collateral or other security from its customers. The Company establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

         Comprehensive income
         --------------------

         Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. During the years presented, the Company's comprehensive income represents its net income.

COMTECH GROUP

         Research and development expenses
         ---------------------------------

         Expenditure on research activities is recognised as an expense in the period in which it is incurred. These expenditures amounted to RMB983 (USD119), RMB1,042 and RMB1,928 for the years ended December 31, 2003, 2002 and 2001, respectively.

         Earnings per share
         ------------------

         Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised into ordinary shares. Ordinary share equivalents are excluded from the computation of the diluted earnings per share in periods when their effect would be anti-dilutive. There were no dilutive potential ordinary shares in issue during the years presented.

         Recently Issued Accounting Pronouncements
         -----------------------------------------

         In November 2002, EITF reached a consensus on Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/ or rights to use assets. The provisions of EITF Issue No. 00-21 applied to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF Issue No. 00-21 did not have a material impact on the Company's results of operations or financial position.

         In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires that guarantors recognise, at the inception of the guarantee, a liability for the fair value of the guarantee. In addition, FIN 45 clarifies the disclosures required of guarantors for certain guarantees that it has issued. The recognition and measurement criteria of this Interpretation are to be applied prospectively to guarantees issued or modified after December 31, 2002. The recognition and measurement criteria of FIN 45 did not have a material impact on the Company's results of operations or financial position.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". It establishes standards for how an issuer classifies and measures certain financial instruments. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. It requires that certain financial instruments that, under previous guidance, could be accounted for as equity be classified as liabilities, or assets in some circumstances. It does not apply to features embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities whose shares are mandatory redeemable. The adoption of SFAS No. 150 did not have an impact on the Company's results of operations or financial position.

COMTECH GROUP

         Recently Issued Accounting Pronouncements - continued
         -----------------------------------------

         In January 2003, the FASB issued FIN No. 46 (revised), "Consolidation of Variable Interest Entities - an Interpretation of Accounting Research Bulletin No. 51". FIN No. 46 (revised) requires the primary beneficiary to consolidate a variable interest entity if it has a variable interest that will absorb a majority of the entity's expected losses if they occur, receive a majority of the entity's expected residual returns if they occur, or both. FIN No. 46 (revised) applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which the entity obtains an interest after that date. For variable interest entities acquired before February 1, 2003, the effective date for the Company is January 1, 2004. The Company believes the adoption of FIN No. 46 (revised) did not have a material impact on its results of operations or financial position.

         In April 2003, the FASB issued SFAS No. 149, "Amendments of Statement 133 on Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including derivatives embedded in other contracts and hedging activities. SFAS No. 149 amends SFAS No. 133 for decisions made by the FASB as part of its Derivatives Implementation Group process. SFAS No. 149 also amends SFAS No. 133 to incorporate clarifications of the definition of a derivative. SFAS No. 149 is effective for contracts entered into or modified and hedging relationships designated after June 30, 2003. The provisions of SFAS No. 149 did not have a material impact on the Company's financial position, results of operations, or cash flows.


3. PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:

                                                2003     2003     2002     2001
                                               ------   ------   ------   ------
                                                USD      RMB      RMB      RMB

        Office building                           202    1,672    1,672    1,672
        Machinery                                   9       76       53       51
        Furniture and office equipment            130    1,073      755      377
        Motor vehicles                            184    1,526      850      850
                                               ------   ------   ------   ------
        Total                                     525    4,347    3,330    2,950
        Less: accumulated depreciation            167    1,386      959      504
                                               ------   ------   ------   ------
        Property and equipment, net               358    2,961    2,371    2,446
                                               ======   ======   ======   ======

4. INVENTORIES

                                                2003     2003     2002     2001
                                               ------   ------   ------   ------
                                                USD      RMB      RMB      RMB

        Raw materials                             979    8,100    4,059       --
        Finished goods                          1,238   10,250    2,854      949
                                               ------   ------   ------   ------
                                                2,217   18,350    6,913      949
                                               ======   ======   ======   ======

COMTECH GROUP


5. INCOME TAXES

         The provision for income taxes consists of the following:

                                                2003     2003     2002     2001
                                               ------   ------   ------   ------
                                                USD      RMB      RMB      RMB

        PRC, excluding Hong Kong                  143    1,187      740      808
        Hong Kong                                  13      108       80       17
                                               ------   ------   ------   ------
                                                  156    1,295      820      825
                                               ======   ======   ======   ======

         The subsidiaries that are incorporated in Cayman Islands and the British Virgin Islands are not subject to income taxes under those jurisdictions.

         The PRC statutory tax rate is 33%. Shenzhen Comtech and Comtech Communication are located in the Shenzhen Special Economic Zone in the PRC, which is subject to a reduced tax rate of 15%. In addition, Shenzhen Comtech is subject to a PRC preferential income tax rate at 7.5% in 2002 and 2003 while the income of Comtech Communication in 2002 and 2003 was exempt from the PRC income taxes. Comtech Hong Kong is subject to Profit Taxes in Hong Kong at 16% in 2001 and 2002, and 17.5% in 2003.

         A reconciliation of income tax expense to the amount computed by applying the PRC statutory tax rate to the income before income tax in the consolidated statements of operations is as follows:

                                               2003     2003     2002     2001
                                              ------   ------   ------   ------
                                               USD      RMB      RMB      RMB

        Income before income tax               3,597   29,778   10,038    4,732
        PRC statutory tax rate                    33%      33%      33%      33%
        Income tax expense at PRC statutory
           tax rate                            1,187    9,827    3,313    1,562
        Effect of concessionary tax rate in
           the Shenzhen Special Economic Zone   (692)  (5,728)  (1,712)    (755)
        Effect of preferential income tax rate    78      646     (713)     --
        Effect of tax exemptions granted
           to a PRC subsidiary                  (622)  (5,147)      --      --
        Effect of the different income tax
           rate in other tax jurisdictions       (11)     (91)     (90)     (92)
        Non-deductible (taxable) items           174    1,444       (4)     (20)
        Tax effect of utilisation of tax
           losses not previously recognised       --       --       --      (49)
        Others                                    42      344       26      179
                                              ------   ------   ------   ------
                                                 156    1,295      820      825
                                              ======   ======   ======   ======

         There was no significant deferred tax asset or liability as of December 31, 2003, 2002 and 2001.

COMTECH GROUP


6. COMMITMENTS

         The Company has operating lease agreements principally for its office facilities. Such leases have remaining terms of one to thirty-six months. Rental expense was RMB958 (USD116), RMB418 and RMB388 for the years ended December 31, 2003, 2002 and 2001, respectively.

         Future minimum lease payments under non-cancellable operating lease agreements as of December 31, 2003 were as follows:

                                                                2003      2003
                                                              --------  --------
                                                                USD        RMB
        Fiscal year
        2004                                                      114       944
        2005                                                       31       253
        2006                                                       14       116
                                                              --------  --------
        Total                                                     159     1,313
                                                              ========  ========

7. RELATED PARTY BALANCES AND TRANSACTIONS

                                                2003     2003     2002     2001
                                               ------   ------   ------   ------
                                                USD      RMB      RMB      RMB

        Related Party Balances
        ----------------------

        AMOUNT DUE FROM OTHER RELATED PARTY

        Viewtran Technology Limited
        ("Viewtran")                               --       --      298      298
                                               ======   ======   ======   ======
        AMOUNT DUE TO OTHER RELATED PARTY

        Matsunichi Electronics (Hong Kong)
           Limited ("Matsunichi")
                                                  192    1,592    3,165    4,497
                                               ======   ======   ======   ======

        Mr. Kang Jing Wei has a controlling interest in Viewtran and Matsunichi.

        AMOUNT DUE TO HOLDING COMPANY

        Comtech Global Investment Ltd.          6,084   50,356    5,144       --
                                               ======   ======   ======   ======

        The amount due to other related party and amount due to holding company represent cash advances to or from them and were unsecured, non-interest bearing and had no fixed repayment terms.

COMTECH GROUP

         Related party transaction
         -------------------------

         (a) The Company, in 2003, purchased products from Viewtran totalling RMB5,456 (USD659).The Company sold these products on behalf of Viewtran at the same price at which it purchased those products. According to an agreement entered into between the Company and Viewtran, the Company conducted these sales and purchase transactions on behalf of Viewtran and the risk and rewards as a result of these transactions are belonging to Viewtran. Therefore, the sales, purchases, and the corresponding receivables and payables related to the foregoing transactions are not reflected in the accompanying financial statements.

         (b) The Company purchased an office building from Matsunichi at a cash consideration of RMB1,672 in 2001 and paid technical services fees of RMB1,620 to Matsunichi in 2001.


8. SHAREHOLDERS' EQUITY

         Ordinary shares
         ---------------

         The holders of those shares have the right to vote, receive dividends and have liquidation rights in proportion to their shareholdings. There are no contracts outstanding to issue additional ordinary shares of the Company as of December 31, 2003, 2002 or 2001, respectively.

         Statutory reserves
         ------------------

         Shenzhen Comtech and Comtech Communication (being a limited company and wholly foreign owned enterprise established in the PRC) are, pursuant to PRC regulations, required to appropriate from their net profits (as reported in their PRC statutory accounts) to certain statutory reserves (namely, statutory surplus reserve and statutory public welfare reserve). These reserves can only be used for specific purposes and are not distributable as cash dividends. The balance of the statutory reserves shown in the accounts of Shenzhen Comtech and Comtech Communications amounted to RMB2,730 (USD330), RMB 2,730, and RMB 907 as of December 31, 2003, 2002 and 2001, respectively.

         Dividend
         --------

         There are no restrictions on dividends and the shareholders have the right to receive dividends in proportion to their shareholding percentages.

COMTECH GROUP


9. CONCENTRATIONS

         Major customers
         ---------------

         The Company has three customers which account for more than 10% of total revenues as follows:

                                                    2003       2002       2001
                                                  --------   --------   --------

        Company A                                    24%        30%        38%
        Company B                                    14%        --         --
        Company C                                    --         12%        --

         The above three customers represents 21%, 40% and 34% of the balance of trade receivable as of 2003, 2002 and 2001, respectively.

         Major suppliers
         ---------------

         The Company has five suppliers which account for more than 10% of total purchases as follows:

                                                    2003       2002       2001
                                                  --------   --------   --------

        Company A                                    --         54%        66%
        Company B                                    30%        --         --
        Company C                                    15%        --         --
        Company D                                    14%        --         --
        Company E                                    11%        --         --

         The Company made purchases from Company A, which accounted for approximately 54% and 66% of the total purchases for the years ended 2002 and 2001, respectively. The accounts payable from this supplier as of each balance sheet date represents 87% in 2002 and 99% in 2001 of the balance of trade accounts payable. A director of Comtech Hong Kong is a shareholder of this supplier for which he held the shares on behalf of an unrelated third party.

         The payables to other four suppliers with the largest trade accounts payable balances represent 77% of the balance of trade accounts payable as of December 31 2003.


10. EMPLOYEE BENEFIT PLANS

         Certain employees of the Company in the PRC are entitled to retirement benefits calculated with reference to their salaries upon retirement and their length of service in accordance with a PRC government-managed retirement plan. The PRC government is directly responsible for the payments of the benefits to these retired employees. The Company is required to make contributions to the government-managed retirement plan at 6.5% to 9% of the monthly basic salaries of certain employees. The expense of such arrangements to the Company for the year ended December 31, 2003, 2002 and 2001 was RMB179 (USD22), RMB87 and RMB26, respectively.

         The Company operates a Mandatory Provident Fund Scheme for all qualifying employees in Hong Kong. The assets of the scheme are held separately from those of the Company by trustees. The Company contributes 5% of relevant payroll costs to the scheme, which contribution is matched by employees. The contributions paid by the Company for the years ended December 31, 2003, 2002 and 2001 were RMB34
         (USD4), RMB36 and RMB15, respectively.

COMTECH GROUP


11. SUBSEQUENT EVENTS

         On January 18, 2004, the Company signed an agreement to acquire a 60% owned subsidiary, Shanghai E&T System Co., Ltd., in the PRC. The Company contributed RMB1,200 (USD145) to this new subsidiary, which represented 60% of the registered capital of this subsidiary.

         On March 18, 2004, the Company established a 100% owned subsidiary, Comtech Software Technology (Shenzhen) Co, Ltd., in the PRC. The Company contributed RMB4,906 (USD600) to this new subsidiary, which represented 100% of the registered capital.

         In June 2004, Shenzhen Comtech borrowed RMB3,600 (USD435) from Viewtran and of which RMB3,000 (USD362) was paid on June 30, 2004. The amount was unsecured, non-interest bearing and had no fixed repayment terms.

         On July 22, 2004, the Company and Trident Rowan Group, Inc. ("Trident"), a Maryland corporation, reached an agreement pursuant to which, the Company transferred all of its equity to Trident and Trident, in turn, issued to the Company's shareholders of Trident's stock (the "Shares"). As a result of the transaction, the Company became a wholly-owned subsidiary of Trident and, upon the issuance of the Shares, the Company's shareholders owned approximately 91.2% of Trident's issued and outstanding stock. Trident then changed its name to Comtech Group, Inc. In addition, as a part of the share exchange transaction with Trident, the Company assumed fully vested options issued by Trident to purchase 115,000 shares of the Company's common stock with an exercise price of USD 3.00 per share. Also, as part of the share exchange transaction, the Company assumed 925,417 fully exercisable common stock warrants. Each warrant represents the right to receive 1 share of the Company's common stock, at an exercise price of USD3.00 per share for 484,452 common stock warrants and USD2.50 per share for 440,965 common stock warrants. The options and warrants assumed from Trident both expire on July 1, 2009.

         The share exchange transaction was accounted for as a reverse acquisition in which the Company was deemed to be the accounting acquirer and Trident the legal acquirer. Because Trident was a non-operating public shell company, no goodwill has been recorded in connection with the transaction and the costs incurred in connection with the transaction are charged directly to equity.

         As a result of the share exchange transaction, the number of shares of the Company has been retroactively restated to reflect the share exchange ratio as at the date of the transaction in a manner similar to a stock split. The related common stock, additional paid-in capital, earnings per share and weighted average number of shares data in the consolidated balance sheets, consolidated statements of operations and consolidated statements of shareholders' equity for the year ended December 31, 2003, 2002 and 2001 have been restated retroactively.


         In June 2004, Shenzhen Comtech borrowed RMB3,600 (USD435) from Viewtran and of which RMB3,000 (USD362) was paid on June 30,2004. The amount was unsecured, non-interest bearing and had no fixed repayment terms.

COMTECH GROUP

         On July 21, 2004, Comtech Hong Kong, a wholly-owned subsidiary of the Company, entered into a RMB33,109 (USD4,000) revolving credit facility (the "Facility") with the Bank of Communications Hong Kong branch (the "Bank of Communication"). On September 14, 2004, the amount of the Facility was increased to RMB82,773 (USD10,000). During August and September 2004, Comtech Hong Kong drew down approximately RMB72,482 (USD8,757) under the Facility. These bank borrowings were raised for general working capital purposes of the Company and RMB8,095 (USD978) of them were directly used for settlement of amount to Comtech Global Investment Ltd. The Facility is secured by funds on deposit with the Bank of Communication owned by Jeffrey Kang, the Company's principal shareholder and Chief Executive Officer, in an amount equal to the borrowings. The facility bears interest at the higher of LIBOR or 1.5% over the deposit rate, payable monthly.

         In August 2004, Comtech Group, Inc. granted 210,000 stock options to an employee under the Comtech Group, Inc. 2004 Stock Incentive Plan at an exercise price of USD3.00 per share.

         On August 24, 2004, Comtech Communication, a wholly-owned subsidiary of the Company, entered into a factoring agreement (the "Agreement") with Guangdong Development Bank Shenzhen branch (the "Guangdong Development Bank"). Pursuant to the Agreement, accounts receivable from UT Starcom with the maximum amount of RMB30,000 (USD3,624) can be transferred to the Guangdong Development Bank with recourse. An amount equal to 30% of the accounts receivable transferred is secured by funds on deposit from Comtech Communication with the Guangdong Development Bank. The factoring arrangement bears interest at the PRC official loan interest rate as of September 30, 2004, payable monthly. On October 20, 2004, Comtech Communication transferred accounts receivable of approximately RMB11,449 (USD1,381) under the Agreement.

         In addition, the Company satisfied all of its outstanding obligations in the approximate amount of RMB91,743 (USD11,084) to Comtech Global Investment Ltd. by paying approximately RMB50,356 (USD6,084) of the amount due to holding company and a RMB41,387 (USD5,000) dividend obligation subsequent to the year end date.

         On October 26, 2004, Comtech Group, Inc. entered into definitive purchase agreements (the "Purchase Agreements") for the sale of an aggregate of 3,150,000 shares ("Purchased Shares") of common stock to institutional and individual investors for gross proceeds of approximately RMB91,257 (USD11,025), before deducting a 6% placement fee and other expenses of the offering. A closing was held on the first 2,520,000 shares on October 27, 2004 (the "First Closing Date"). A second closing on the balance of the shares occurred on November 5, 2004. Pursuant to the Purchase Agreements, Comtech Group, Inc. has agreed to prepare and file with the SEC in no event later than 60 days following the First Closing Date, a registration statement ("Registration Statement") on Form S-1, to enable the resale of the Purchased Shares and use its best efforts to cause such Registration Statement to be declared effective as promptly as possible after filing, but in any event, within 120 days following the First Closing Date or, in the event of a review of the Registration Statement by the SEC, within 180 days following the First Closing Date, and to remain continuously effective until the earlier of (1) the second anniversary of the First Closing Date or (2) the date on which all Purchased Shares have been sold thereunder. If the Company fails to comply with certain timetable as described in the Purchase Agreements, the Company will be subject to penalty provision as specified in the Purchase Agreements.

         On November 11, 2004, Comtech Group, Inc. granted 1,690,000 stock options to its directors and employees under the Comtech Group, Inc. 2004 Stock Incentive Plan at an exercise price of USD3.74 per share.

         On January 14, 2005, the Company's board of directors approved a one-for-two reverse stock split of the Company's common stock. The reverse stock split was effected on the market open on January 14, 2005 thereby reducing 50,722,050 shares of issued common stock to 25,361,025 shares. All per share amounts and outstanding shares, including all common stock equivalents (stock options and warrants), have been retroactively restated in the accompanying Consolidated Financial Statements and Notes to Consolidated Financial Statements for all periods presented to reflect the reverse stock split.

         On January 17, 2005, the Company entered into an Equity Joint Venture Agreement with Broadwell Group Ltd. ("Broadwell") to establish a joint venture in Hong Kong (the "JV"). The Company will hold 55% of the equity interests in the JV and Broadwell will hold 45% of the equity interests. The JV will distribute semiconductor and other related products for Broadcom Singapore, a subsidiary of Broadcom Corporation, as well as other products introduced by Broadwell.

COMTECH GROUP


         Pursuant to the Equity Joint Venture Agreement, the Company is responsible for providing a credit line of four million dollars to the JV for the first year, and will increase the credit line to five million and six million for the second and third year, respectively.

         On January 19, 2005, Comtech Group, Inc. granted 30,000 stock options to two of its directors under the Comtech Group, Inc. 2004 Stock Incentive Plan at an exercise price of USD5.50 per share.

         On January 31, 2005, the Company has agreed to issue common stock warrants of 325,000 shares to a financial advisor as part of the financial advisory fee payable in connection with the share exchange transaction of the Company consummated in July 22, 2004. The holders of these common stock warrants were granted piggyback registration rights.

COMTECH GROUP


CONTENTS                                                               PAGE(S)


UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
       AS OF SEPTEMBER 30, 2004 AND DECEMBER 31, 2003                    Q - 1


UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
       OF OPERATIONS FOR THE NINE MONTH PERIODS ENDED
       SEPTEMBER 30, 2004 AND 2003                                       Q - 2


UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
       CASH FLOWS FOR THE NINE MONTH PERIODS ENDED
       SEPTEMBER 30, 2004 AND 2003                                       Q - 3


NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS             Q - 4- Q - 11

COMTECH GROUP

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2004 AND DECEMBER 2003
-----------------------------------------------------------------------------------------
(IN THOUSANDS)

                                                September 30   September 30   December 31
                                                   2004           2004            2003
                                                -----------    -----------    -----------
                                                   USD             RMB             RMB
ASSETS

Current assets:
  Cash                                               2,142         17,727         30,683
  Trade accounts receivable, net of allowance
     for doubtful accounts                          18,248        151,043         92,259
  Bills receivable                                   4,209         34,843         13,306
  Other trade receivables                            1,081          8,940          2,297
  Inventories                                        2,746         22,732         18,350
                                                -----------    -----------    -----------
Total current assets                                28,426        235,285        156,895

Property and equipment, net                            384          3,180          2,961

Other assets                                            41            344            344
                                                -----------    -----------    -----------
                                                       425          3,524          3,305
                                                -----------    -----------    -----------
TOTAL ASSETS                                        28,851        238,809        160,200
                                                ===========    ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable                             6,918         57,269         44,564
  Amount due to holding company                         --             --         50,356
  Amount due to other related party                    265          2,192          1,592
  Bank loans                                         8,757         72,482             --
  Dividend payable                                      --             --         41,387
  Income tax payable                                   135          1,114            902
  Accrued expenses and other liabilities             1,771         14,662          3,745
                                                -----------    -----------    -----------
Total current liabilities                           17,846        147,719        142,546
                                                -----------    -----------    -----------
Minority interests                                     619          5,126             --
                                                -----------    -----------    -----------
Shareholders' equity:
  Common stock and additional paid-in capital        4,693         38,844         14,083
  Retained earnings                                  5,693         47,120          3,571
                                                -----------    -----------    -----------
Total shareholders' equity                          10,386         85,964         17,654
                                                -----------    -----------    -----------
TOTAL LIABILITIES AND SHAREHOLDERS'
   EQUITY                                           28,851        238,809        160,200
                                                ===========    ===========    ===========



                                      Q-1

COMTECH GROUP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2003
--------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)


                                      September 30   September 30   September 30
                                          2004          2004           2003
                                      ------------   ------------   ------------
                                          USD            RMB            RMB

Net revenues                               56,174        464,970        246,324
Cost of revenue                           (47,742)      (395,171)      (210,290)
                                      ------------   ------------   ------------
Gross profit                                8,432         69,799         36,034
Selling, general and administrative
   expenses                                (2,402)       (19,886)       (11,836)
                                      ------------   ------------   ------------
Income from operations                      6,030         49,913         24,198
Interest expense                             (202)        (1,669)          (500)
Interest income                                19            159             34
                                      ------------   ------------   ------------
Income before income tax                    5,847         48,403         23,732
Income tax                                   (217)        (1,799)          (964)
                                      ------------   ------------   ------------
Net income before minority interests        5,630         46,604         22,768
Minority interests                           (369)        (3,055)            --
                                      ------------   ------------   ------------
Net income                                  5,261         43,549         22,768
                                      ============   ============   ============

Earnings per share
   Basic                                     0.25           2.10           1.12
                                      ============   ============   ============
   Diluted                                   0.25           2.10           1.12
                                      ============   ============   ============
Weighted average number of ordinary
   shares outstanding
   Basic                               20,753,626     20,753,626     20,251,075
                                      ============   ============   ============
   Diluted                             20,833,218     20,833,218     20,251,075
                                      ============   ============   ============


COMTECH GROUP


UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2003
--------------------------------------------------------------------------------------------------
(IN THOUSANDS)

                                                        September 30   September 30   September 30
                                                           2004            2004          2003
                                                        ------------   ------------   ------------
                                                            USD            RMB            RMB
Cash flows from operating activities:
    Net income                                                5,261         43,549         22,768
Adjustment to reconcile net income to net cash
   (used in) provided by operating activities:
    Depreciation expense                                         88            728            319
    Minority interests                                          369          3,055             --
Changes in operating assets and liabilities:
    Trade accounts receivable                                (6,481)       (53,642)       (39,633)
    Bills receivable                                         (2,602)       (21,537)        (1,917)
    Inventories                                                (325)        (2,693)         5,186
    Other trade receivables                                    (125)        (1,036)       (12,724)
    Amount due from other related party                          --             --            298
    Trade accounts payable                                      676          5,592         18,987
    Accrued expenses and other liabilities                      663          5,491         11,345
    Amount due to other related party                            72            600         (1,573)
    Income tax payable                                           26            212          2,408
                                                        ------------   ------------   ------------
Cash (used in) provided by operating activities              (2,378)       (19,681)         5,464
                                                        ------------   ------------   ------------
Cash flows from investing activities:
    Net cash outflow from acquisition of a subsidiary          (109)          (906)            --
    Purchases of property and equipment                         (86)          (711)          (418)
    Increase in other assets                                     --             --           (300)
                                                        ------------   ------------   ------------
Cash used in investing activities                              (195)        (1,617)          (718)
                                                        ------------   ------------   ------------
Cash flows from financing activities:
    New bank loans                                            8,757         72,482             --
    Net cash inflow from share exchange
      transaction  (net of transaction cost)                  3,335         27,603             --
    Repayment of amount due to holding company               (6,084)       (50,356)            --
    Payment of 2003 dividend                                 (5,000)       (41,387)            --
                                                        ------------   ------------   ------------
Cash provided by financing activities                         1,008          8,342             --
                                                        ------------   ------------   ------------
Net (decrease) increase in cash and cash
   equivalents                                               (1,565)       (12,956)         4,746

Cash at beginning of the period                               3,707         30,683         12,194
                                                        ------------   ------------   ------------
Cash at end of the period                                     2,142         17,727         16,940
                                                        ============   ============   ============


                                               Q-3

COMTECH GROUP


1. BASIS OF PRESENTATION
   (in thousands, except shares and per share amounts)

         The accompanying unaudited consolidated condensed financial statements of Comtech Group Inc. (formerly known as "Trident Rowan Group, Inc", the "Company") have been prepared in accordance with the Company's accounting policies as stated in the Company's Audited Consolidated Financial Statements for the years ended December 31, 2003, 2002 and 2001 included in the F pages. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. For a summary of the Company's accounting principles, and other footnote information, reference is made to the Company's Audited Consolidated Financial Statements for the years ended December 31, 2003, 2002 and 2001 included in the F pages. The interim financial statements and notes thereto should be read in conjunction with the financial statements and notes included in the F pages. All adjustments necessary for the fair presentation of the results of operations for the interim periods covered by this report have been included. All such adjustments are of a normal and recurring nature. The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the operating results for the full year.

         The consolidated financial statements are reported in Renminbi ("RMB") because all of the Company's material operating entities are based in and operated entirely within the People's Republic of China. The translation of RMB amounts into U.S. dollar amounts is included solely for the convenience of the readers of the financial statements and has been calculated at the rate of USD1 to RMB8.2773, the approximate exchange rate at September 30, 2004. Such translations should not be construed as representations that the RMB amounts could be converted into USD at that rate or any other rate.


2. SHARE EXCHANGE BETWEEN TRIDENT ROWAN GROUP, INC. AND COMTECH GROUP

         On May 11, 2004, Comtech Group's original sole shareholder, Comtech Global Investment Ltd., sold part of its shares to Purple Mountain Holding Ltd. and Ren Investment Ltd., which then became the shareholders of Comtech Group.

         On May 25, 2004, the Company entered into a Share Exchange Agreement (the "Exchange Agreement") with Comtech Group, a privately owned Cayman Islands company ("Comtech"), and Comtech's shareholders, Comtech Global Investment Ltd., Purple Mountain Holding Ltd., and Ren Investment Ltd.(collectively, the "Shareholders"), pursuant to which the Company was to acquire all of the issued and outstanding shares of stock of Comtech in exchange for the issuance in the aggregate of 21,000,000 of the Company's shares of common stock to the Shareholders. The transaction contemplated by the Exchange Agreement was consummated on July 22, 2004. Pursuant to certain provisions in the Exchange Agreement, the number of shares issued to the Shareholders was adjusted at closing to 20,251,075 (the "Shares").

         As a result of the transaction, Comtech became a wholly-owned subsidiary of the Company and, upon the issuance of the Shares, the Shareholders owned approximately 91.2% of the Company's issued and outstanding stock. The Company currently has a total of 22,211,025 shares of Common Stock issued and outstanding as of September 30, 2004. The Company then changed its name from Trident Rowan Group, Inc. ("Trident") to Comtech Group, Inc.

COMTECH GROUP

         As of September 30, 2004, the ownership structure of the Company as a result of the share exchange transaction is as follows:

         --------------------------               ------------------------------
             Comtech Group Inc.                              OAM S.P.A.
         (formerly known as Trident                              (a)
              Rowan Group Inc.)                        (established in Italy)
                                                     (non operating subsidiary)
         (established in Maryland)
         --------------------------               ------------------------------
                    |
                    |
         --------------------------
              Comtech Group

      (established on April 26, 2002
          in the Cayman Islands)
         --------------------------
                    |
                    |
         --------------------------               ------------------------------
      Comtech (China) Holding Limited                  Comtech (Hong Kong)
             ("Comtech China")                           Holding Limited
                                                       ("Comtech Holding")
       (established on May 27, 2002
      in the British Virgin Islands                (established on May 27, 2002
                ("BVI"))                                     in the BVI)
         --------------------------               ------------------------------
                    |                                                      |
            --------|------------------------------------                  |
            |                      |                   |                   |
            |                      |                   |                   |
---------------------   ---------------------  --------------------   ---------------------
 Shenzhen Comtech       Comtech Communication    Comtech Software     Comtech International
International Limited   Technology (Shenzhen)  Technology (Shenzhen)   (Hong Kong) Limited
("Shenzhen Comtech")      Company Limited           Co. Ltd.           ("Comtech Hong Kong")
                            ("Comtech          ("Comtech Software")
                           Communication")

   (established on          (established on      (established on         (established on
July 4, 1996 in the PRC)    July 23, 2002         18 March 2004           July 14, 2000
                             in the PRC)           in the PRC)            in Hong Kong)
---------------------   ---------------------  --------------------   ---------------------
          |
          |
--------------------
   Shanghai E&T
  System Co. Ltd.

  ("Shanghai E&T"
       (a)
 (established on
 January 18, 2004
  in the PRC)
---------------------

(a)      The Company owns 98.6% shares in OAM S.P.A. and 60% shares in Shanghai
         E & T.


COMTECH GROUP

         The share exchange transaction was accounted for as a reverse acquisition in which Comtech was deemed to be the accounting acquirer and Trident the legal acquirer. Because Trident was a non-operating public shell company, no goodwill has been recorded in connection with the transaction and the costs incurred in connection with the transaction have been charged directly to equity.

         As a result of the share exchange transaction, (i) the historical financial statements of Trident for periods prior to the date of the transaction are no longer presented; (ii) the historical financial statements of the Company for periods prior to the date of the transaction are those of Comtech, as the accounting acquirer; (iii) all references to the financial statements of the Company apply to the historical financial statements of Comtech prior to the transaction and the financial statements of the Company subsequent to the transaction; and (iv) the number of shares of the Company has been restated retroactively to reflect the share exchange ratio as at the date of the transaction in a manner similar to a stock split.

         On January 14, 2005, the Company's board of directors approved a one-for-two reverse stock split ("Reverse Stock Split") of the Company's common stock. The number of common stock reduced by half. As a result, the number of shares of the Company has been retroactively restated to reflect the share exchange ratio as at the date of the transaction.

         Unaudited condensed consolidated statements of shareholders' equity for the nine months ended September 30, 2004 are set forth below:

                                                                        Additional                  Total
                                                                         paid-in      Retained   shareholders'
                                                   Common stock          capital      earnings      equity
                                              -----------------------   ----------   ----------   ----------
                                              Number of       RMB          RMB          RMB          RMB
                                                shares

        Balance at January 1, 2004            20,251,075        1,676       12,407        3,571       17,654
        Shares of stock held by
           Trident's shareholders              1,959,950          162          162           --          324
        Recapitalization in connection with
           the share exchange transaction             --           --       24,089           --       24,089
        Share compensation cost                       --           --          348           --          348
        Net income                                    --           --           --       43,549       43,549
                                              ----------   ----------   ----------   ----------   ----------
        Balance at September 30, 2004         22,211,025        1,838       37,006       47,120       85,964
                                              ----------   ----------   ----------   ----------   ----------
        Balance at September 30, 2004
           (in thousands of USD)                                  222        4,471        5,693       10,386
                                                           ==========   ==========   ==========   ==========


         The assets and liabilities of Trident acquired under the share exchange transaction are as follows:


                                                                       RMB
        Net assets acquired:

        Cash                                                           32,367
        Other trade receivables and prepaid expenses                    2,853
        Accrued expenses and other liabilities                         (5,126)
        Minority interests                                               (917)
                                                                  ------------
                                                                       29,177
        Less: Transaction costs (note)                                 (4,764)
                                                                  ------------
                                                                       24,413
                                                                  ============

COMTECH GROUP


2. SHARE EXCHANGE BETWEEN TRIDENT ROWAN GROUP INC,. AND COMTECH GROUP - continued

         Note: In connection with the share exchange transaction with Trident, the Company has paid RMB1,324 (USD160) to a financial advisor under a service agreement and such amount has been included in the transaction costs as stated above. In addition, pursuant to the service agreement, the Company is required to issue warrants to the financial advisor to purchase common stock of the Company. Details of warrants issued are discussed in Note 9 below.

         As a part of the share exchange transaction with Trident, the Company assumed fully vested options issued by Trident to purchase 115,000 shares of the Company's common stock with an exercise price of USD 3.00 per share Additionally, the Company assumed 925,417 fully exercisable common stock warrants. Each warrant represents the right to receive 1 share of the Company's common stock, at an exercise price of USD3.00 per share for 484,452 common stock warrants and USD2.50 per share for 440,965 common stock warrants. The options and warrants assumed from Trident both expire on July 1, 2009.

COMTECH GROUP


3. FINANCING ARRANGEMENTS

         (a)      Bank loans

                  On July 21, 2004, Comtech International (Hong Kong) Limited ("Comtech Hong Kong"), a wholly-owned subsidiary of the Company, entered into a RMB33,109 (USD4,000) revolving credit facility (the "Facility") with the Bank of Communications Hong Kong branch (the "Bank of Communication"). On September 14, 2004, the amount of the Facility was increased to RMB82,773 (USD10,000). During August and September 2004, Comtech Hong Kong drew down approximately RMB72,482 (USD8,757) under the Facility. These bank borrowings were raised for general working capital purposes of the Company and RMB8,095(USD978) of them were directly used for settlement of amount to Comtech Global Investment Ltd. The Facility is secured by funds on deposit with the Bank of Communication owned by Jeffrey Kang, the Company's principal shareholder and Chief Executive Officer, in an amount equal to the borrowings. The facility bears interest at the higher of LIBOR or 1.5% over the deposit rate, payable monthly.

         (b)      Factoring arrangement

                  On August 24, 2004, Comtech Communication Technology (Shenzhen) Co., Ltd. ("Comtech Communication"), a wholly-owned subsidiary of the Company, entered into a factoring agreement (the "Agreement") with Guangdong Development Bank Shenzhen branch (the "Guangdong Development Bank"). Pursuant to the Agreement, accounts receivable from UT Starcom with the maximum amount of RMB30,000 (USD3,624) can be transferred to the Guangdong Development Bank with recourse. An amount equal to 30% of the accounts receivable transferred is secured by funds on deposit from Comtech Communication with the Guangdong Development Bank. The factoring arrangement bears interest at the PRC official loan interest rate as of September 30, 2004, payable monthly. On October 20, 2004, Comtech Communication transferred accounts receivable of approximately RMB11,449 (USD1,381)under the Agreement.


4. SETTLEMENT OF AMOUNT DUE TO COMTECH GLOBAL INVESTMENT LTD.

         The Company satisfied all of its outstanding obligations in the approximate amount of RMB91,743 (USD11,084)to Comtech Global Investment Ltd. by paying approximately RMB50,356 (USD6,084) of the amount due to holding company and a RMB41,387 (USD5,000) dividend obligation during the nine month period ended September 30, 2004

COMTECH GROUP



5. STOCK-BASED COMPENSATION

         The Company accounts for stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No.25, "Accounting for Stock Issued to Employees", and its related interpretations. Under this method, compensation cost for stock options, warrants and stock awards is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock.

         At the board of directors' meeting held on August 3, 2004, the Company adopted the Comtech Group, Inc. 2004 Stock Incentive Plan providing for the grant of incentive and non-statutory stock options and the issuance of restricted stock up to 5,000,000 shares of common stock, in the aggregate. The compensation costs for the 210,000 options granted under the Company's share option plan for the period ended September 30, 2004 are insignificant as calculated under APB Opinion No. 25. The compensation costs for the 210,000 options granted under the Company's stock option plan for the period ended September 30, 2004, had they been accounted for using the fair value of awards at the grant date in accordance with the method of Statement of Financial Accounting Standards No.123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been as follows:

         For the nine month period ended September 30, 2004:

                                                                           RMB

         Net income, as reported                                         43,549
         Less: Stock based compensation costs under fair                   (389)
                 value based method for all awards
         Net income, pro forma                                           43,160

         Earnings per share - basic                      As reported    RMB2.10
                                                         Pro forma      RMB2.08

         Earnings per share - diluted                    As reported    RMB2.10
                                                         Pro forma      RMB2.08

         The weighted average fair value of options granted during 2004 was USD1.17, using the Black-Scholes option-pricing model based on the following assumptions:

        Risk-free interest rate                                           4.25%
        Expected life                                                  10 years
        Expected volatility                                                 59%
        Expected dividend yield                                             --

COMTECH GROUP


6. EARNINGS PER SHARE

         Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share are computed by dividing net income by the sum of (a) the weighted average number of shares of common stock outstanding during the period and (b) the dilutive effect of potential common stock equivalents during the period. As of September 30, 2004, the Company has (1) outstanding options granted under the Company's 2004 Stock Incentive Plan to purchase an aggregate of 210,000 shares of common stock with an exercise price of USD3.00 per share; (2) fully vested outstanding options granted under Trident's prior option plans to purchase an aggregate of 115,000 shares of common stock with an exercise price of USD3.00 per share; and (3) outstanding warrants issued to purchase an aggregate of 925,417 common stock warrants with an exercise price of USD3.00 per share for 484,452 common stock warrants and USD2.50 per share for 440,965 common stock warrants. The options issued under the 2004 plan vest in accordance with the terms of the agreements entered into by the Company and the grantee of the options. Of the 210,000 options, options for (1) 39,375 shares vesting on February 1, 2005 or vesting in equal monthly installments over the six months from August 16, 2004 (2) the options for 118,125 shares vesting in equal monthly installments over the period of 1.5 years from February 2, 2005 to August 1, 2006, and (3) the options for 52,500 shares vesting in equal monthly installments over the period of 1 year from August 2, 2006 to August 1, 2007. The options and warrants assumed from Trident both expire on July 1, 2009. All outstanding options granted under Tridents' prior option plans and warrants are exercisable as of September 30, 2004. The weighted average number of shares used for the computation of diluted earnings per share is as follows:

                                                                     Nine month
                                                                    period ended
                                                                    September 30
                                                                        2004
                                                                    ------------
        Weighted average number of shares outstanding - basic         20,753,626
        Dilutive effect of stock options and warrants                     79,592
                                                                    ------------
        Weighted average number of shares outstanding - diluted       20,833,218
                                                                    ============

7. COMPREHENSIVE INCOME

         Comprehensive income represents total non-shareholder changes in equity during a period except those resulting from investments by and distributions to shareholders. For the nine months ended September 30, 2004 and 2003, comprehensive income is the same as net income.


8. MINORITY INTERESTS

         Minority interests for the nine month periods ended September 30, 2004 represent the 40% interests in Shanghai E & T and 1.6% interests in OAM S.P.A. held by the minority shareholders.

COMTECH GROUP


9. SUBSEQUENT EVENTS

         On October 26, 2004, the Company entered into definitive purchase agreements (the "Purchase Agreements") for the sale of an aggregate of 3,150,000 shares ("Purchased Shares") of common stock to institutional and individual investors for gross proceeds of approximately RMB91,257(USD11,025), before deducting a 6% placement fee and other expenses of the offering. A closing was held on the first 2,520,000 shares on October 27, 2004 (the "First Closing Date"). A second closing on the balance of the shares occurred on November 5, 2004. Pursuant to the Purchase Agreements, Comtech Group, Inc. has agreed to prepare and file with the SEC in no event later than 60 days following the First Closing Date, a registration statement ("Registration Statement") on Form S-1, to enable the resale of the Purchased Shares and use its best efforts to cause such Registration Statement to be declared effective as promptly as possible after filing, but in any event, within 120 days following the First Closing Date or, in the event of a review of the Registration Statement by the SEC, within 180 days following the First Closing Date, and to remain continuously effective until the earlier of
         (1) the second anniversary of the First Closing Date or (2) the date on which all Purchased Shares have been sold thereunder. If the Company fails to comply with certain timetable as described in the Purchase Agreements, the Company will be subject to penalty provision as specified in the Purchase Agreements.

         On November 11, 2004, Comtech Group, Inc. granted 1,690,000 stock options to its directors and employees under the Comtech Group, Inc. 2004 Stock Incentive Plan at an exercise price of USD3.74 per share.

         On January 14, 2005, the Company's board of directors approved a one-for-two reverse stock split of the Company's common stock. The reverse stock split was effected on the market open on January 14, 2005 thereby reducing 50,722,050 shares of issued common stock to 25,361,025 shares. All per share amounts and outstanding shares, including all common stock equivalents (stock options and warrants), have been retroactively restated in the accompanying condensed consolidated financial statements and notes to thereto for all periods presented to reflect the reverse stock split.

         On January 17, 2005, the Company entered into an Equity Joint Venture Agreement with Broadwell Group Ltd. ("Broadwell") to establish a joint venture in Hong Kong (the "JV"). The Company will hold 55% of the equity interests in the JV and Broadwell will hold 45% of the equity interests. The JV will distribute semiconductor and other related products for Broadcom Singapore, a subsidiary of Broadcom Corporation, as well as other products introduced by Broadwell. Pursuant to the Equity Joint Venture Agreement, the Company is responsible for providing a credit line of four million dollars for the JV for the first year, and will increase the credit line to five million and six million for the second and third year, respectively.

         On January 19, 2005, Comtech Group, Inc. granted 30,000 stock options to two of its directors under the Comtech Group, Inc. 2004 Stock Incentive Plan at an exercise price of USD5.50 per share.

         On January 31, 2005, the Company has agreed to issue common stock warrants of 325,000 shares to the financial advisor as part of the financial advisory fee payable in connection with the share exchange transaction of the Company consummated in July 22, 2004. The holders of these common stock warrants were granted piggyback registration rights.